Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED APRIL 28, 2017

BETWEEN

GMT EXPLORATION COMPANY LLC

AS SELLER

AND

CENTENNIAL RESOURCE PRODUCTION, LLC

AS BUYER

List of Exhibits and Schedules

Exhibit A — Leases and Land

Exhibit B — Wells

Exhibit C — Equipment

Exhibit D — Surface Rights

Exhibit E — Assignment

Exhibit F — Non-Foreign Affidavit

Exhibit G — Escrow Agreement

Exhibit H — Transition Services Agreement

Schedule 1 — Definitions

Schedule 2 — Disclosure Schedules

Schedule 3(d) — Allocation of Purchase Price

I-2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 28, 2017, but effective as of the Effective Time, is between GMT EXPLORATION COMPANY LLC, a Delaware limited liability company (“Seller”), and CENTENNIAL RESOURCE PRODUCTION, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

Recitals

A.            Seller owns certain rights and interests in and to certain oil and gas properties located in Lea and Chaves Counties, New Mexico, as more particularly described in Section 1(a) below.

B.            Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Properties, in accordance with the terms and conditions of this Agreement.

Agreement

FOR ONE HUNDRED DOLLARS ($100.00), the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Purchase and Sale.

(a)           Properties.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing, but effective as of the Effective Time, all of Seller’s right, title and interest in and to the following, excepting and reserving the Excluded Properties (subject to such exception and reservation, individually, a “Property”, and collectively, the “Properties”):

(i)            The Leases.

(ii)           The Wells.

(iii)          The Production attributable to periods from and after the Effective Time.

(iv)          The Equipment.

(v)           The Surface Rights.

(vi)          The Applicable Contracts.

(vii)         The Records.

(viii)        The Units.

(ix)          The Property Claims.

(b)           Excluded Properties.  Notwithstanding anything to the contrary, except to the extent related to any Assumed Liabilities, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Properties, and Seller hereby expressly excepts, reserves and retains unto itself all of Seller’s right, title and interest in and to the following:

(i)            The Production attributable to the Properties prior to the Effective Time, together with all proceeds from and rights relating to the sale of such Production.

(ii)           All funds, monies, proceeds, income, revenues, credits, receipts, Claims and benefits (and any security, deposits, bonds, advances or prepayments) attributable to: (A) the Properties, prior to the Effective Time; (B) the operation of the Properties, prior to the Effective Time (except for overhead properly chargeable by Seller to Third Parties in its role as operator of certain of the Properties pursuant to any applicable joint operating agreement or similar agreement, which Seller shall except, reserve and retain for all periods prior to the Closing); or (C) the Withdrawn Properties, before and after the Effective Time.

(iii)          All Claims for any refund of or loss carry forwards with respect to: (A) Production Taxes for any period prior to the Effective Time; (B) Seller’s income, occupational or franchise taxes; and (C) any taxes attributable to the Withdrawn Properties.

(iv)          All Claims in favor of Seller for all periods prior to the Effective Time to the extent such Claims relate to any Retained Liabilities: (A) under any policy or agreement of insurance, indemnity, surety, guaranty or bond; or (B) except as otherwise set forth in Section 9, to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property.

(v)           All computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment.

(vi)          All cars, trucks, tractors, trailers, rigs and other rolling stock.

(vii)         All personal property, furniture, fixtures and equipment located in Seller’s offices located in Denver, Colorado and Houston, Texas.

(viii)        To the extent Seller cannot lawfully disclose or assign to Buyer because of third-party restrictions after using its commercially reasonable efforts to overcome such third-party restrictions (without any obligation of Seller to incur any liabilities or pay any money or tender any other consideration): intellectual property, patents, copyrights, and trade secrets, names, marks and logos; all software, studies, interpretations, compilations and reports relating to geology, geophysics and reserve characteristics of the Land, as well as any other information or interpretative or proprietary data in the forms of reports prepared by Seller or third parties, work-papers, drafts, preliminary models, calculations or correspondence.

(ix)          All correspondence, memoranda, agreements, documents and other communications (other than title opinions, title reports or environmental reports, environmental evaluations or environmental assessments, in each case, applicable to the Properties) that are protected by the attorney-client privilege or the attorney work-product privilege.

(x)           All rights with respect to attorney-client privilege, attorney work product, attorney-client communications, expectations of client confidence and all other rights to any evidentiary privilege with respect thereto.

(xi)          All correspondence, memoranda, agreements, documents and other communications among Seller, and Seller’s Affiliates, members, investors, banks, lending institutions, investment banks, brokers and prospective purchasers of the Properties, and their respective officers, directors, shareholders, managers, members, employees, consultants, attorneys, accountants, agents and authorized representatives, including contact lists, sales materials, confidentiality agreements, reports, bids, offers, analyses and draft agreements.

(xii)         All corporate, legal, financial, accounting and tax records, except for the Records and those tax records for Production Taxes directly related to the Properties, or which are necessary for Buyer’s ownership, administration or operation of the Properties.

(xiii)        The Withdrawn Properties.

(c)          Assumed Liabilities.  From and after Closing, Buyer shall, and does hereby agree to, assume, bear and perform all the duties, obligations and liabilities arising in connection with or related to the Properties, including: (i) all express and implied covenants, duties, obligations and liabilities under the terms of the Leases, the Surface Rights, and the Applicable Contracts attributable to the period from and after the Effective Time; (ii) all Property Costs and other costs which are for the account of Buyer pursuant to Section 3(a) below; (iii) all Burdens that accrue after the Effective Time; (iv) the condition of the Properties (“Condition of the Properties”), both surface and subsurface, on the Closing Date (including all obligations to properly plug and abandon, or re-plug and re-abandon, all wells that are located on the Properties, to restore the surface of the Lands, and to comply with, or to bring the Properties into compliance with the terms of the Leases, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required); (v) all Title Defects (other than a breach of Seller’s special warranty of title in the Assignment); (vi) all Environmental Defects; (vii) all Casualty Losses; and (viii) the Suspense Amounts, provided, Buyer does not assume (and the Assumed Liabilities shall not include): (A) the Retained Liabilities or (B) any other Claims or Damages for which Seller is required to indemnify Buyer pursuant to Section 16. The liabilities assumed by Buyer pursuant to this Section 1(c) shall be referred to as the “Assumed Liabilities,” and Seller expressly retains all Retained Liabilities.

2.             Purchase Price; Deposit.

(a)           Purchase Price. The purchase price (the “Purchase Price”) for the Properties shall be Three Hundred Fifty and 00/100 Million Dollars ($350,000,000), subject to any applicable adjustments as described herein. The Purchase Price shall be paid by Buyer to Seller as follows: (a) an amount equal to the Deposit, as set forth in Section 2(b); and (b) the remainder of the Purchase Price, as adjusted pursuant to Section 3, shall be paid by Buyer to Seller at the Closing in accordance with Section 12(b).

(b)           Deposit. Immediately upon execution of this Agreement, Buyer, Seller and U.S. Bank, National Association shall enter into an escrow agreement in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), and Buyer shall deposit into the escrow account contemplated by the Escrow Agreement (the “Escrow Account”) an earnest money deposit equal to ten percent (10%) of the Purchase Price (the “Deposit”). The Deposit shall accrue interest at the rate set forth in the Escrow Agreement.  In the event the transactions contemplated by this Agreement are consummated in accordance with the terms hereof, the Deposit shall be paid to Seller at Closing.  In the event the Closing does not occur and the transactions contemplated by this Agreement are not consummated, the Deposit plus interest will be released to Seller or returned to Buyer, in each case, as provided in Section 18.  For federal income tax purposes, the interest earned on the Deposit shall be reported (a) by the Buyer if the Deposit is returned to the Buyer or credited against the Purchase Price at Closing, and (b) by the Seller if the Deposit is paid to the Seller as provided in Section 18.

3.             Purchase Price Adjustments.  The purchase and sale of the Properties shall be effective as of April 1, 2017, at 7:00 am Mountain Time (the “Effective Time”). The Purchase Price shall be adjusted as of the Effective Time as follows (without duplication) and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:

(a)           Purchase Price Increases.  The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

(i)            The Property Costs.

(ii)           The amount of all Production Taxes attributable to time periods after the Effective Time (including applicable penalties and interest) as determined in accordance with Section 3(f) that are paid or otherwise borne by Seller.

(iii)          The actual proceeds from the sale of the Production in tanks above the pipeline sales connection, other sales outlet depth or within processing plants at the Effective Time that are received by Buyer from and after Closing, to the extent such Production remains in tanks above the pipeline sales connection, other sales outlet depth or within processing plants as of the Closing, less any applicable Production Taxes and Burdens.

(iv)          to the extent Seller owes any person for Imbalances attributable to periods prior to the Effective Time, the sum of (A) an amount equal to the product of (1) the applicable volumes of such gaseous hydrocarbons owed by Seller with respect to such Imbalances times (2) $3.00/MMBtu plus (B) an amount equal to the product of (1) the applicable volumes of such liquid hydrocarbons owed by Seller with respect to such Imbalances times (2) $50.00/Bbl for liquid hydrocarbons.

(v)           Any other amounts provided for herein or otherwise agreed upon in writing by Seller and Buyer.

(b)           Purchase Price Decreases.  The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

(i)            The amount of all proceeds of the Production received by Seller, net of all applicable Production Taxes and Burdens attributable to the Production from the Properties for periods of time after the Effective Time, excluding all proceeds from the Production prior to the Effective Time, which shall be for Seller’s account.

(ii)           The amount of all costs related to the ownership, exploration, development and operation of the Properties paid by Buyer that are attributable to the period prior to the Effective Time, including Production Taxes.

(iii)          The amount of Production Taxes that will be paid by Buyer for Production attributable to periods prior to the Effective Time, as calculated in accordance with Section 3(f).

(iv)          Any amount determined in connection with the resolution of the Title Defects or Environmental Defects, provided, however, that any adjustment to the Purchase Price for (a) Title Defects that individually exceeds the Title Defect Threshold shall include only that portion of the Title Defects which collectively exceed the Title Deductible and the aggregate amount of all Title Benefits (after giving effect to the Title Defect Threshold applicable to all Title Benefits pursuant to Section 7(e)) and (b) Environmental Defects that individually exceeds the Environmental Defect Threshold shall include only that portion of the Environmental Defects which collectively exceed the Environmental Deductible.

(v)           Any amount determined in connection with the resolution of any Casualty Events or Casualty Loss.

(vi)          The Allocated Value of any Withdrawn Properties.

(vii)         An amount equal to the Suspense Amounts.

(viii)        to the extent Seller is owed by any person for any Imbalances attributable to periods prior to the Effective Time, the sum of (A) an amount equal to the product of (1) the applicable volumes of such gaseous hydrocarbons owed by Seller with respect to such Imbalances times (2) $3.00/MMBtu plus (B) an amount equal to the product of (1) the applicable volumes of such liquid hydrocarbons owed by Seller with respect to such Imbalances times (2) $50.00/Bbl for liquid hydrocarbons.

(ix)          An amount equal to Forty Thousand Dollars ($40,000), which is attributable to Title Defects discovered prior to the date of this Agreement.

(x)           Any other amounts provided for herein or otherwise agreed upon in writing by Seller and Buyer.

(c)           Collection of Receivables.  Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time, along with overhead properly chargeable by Seller to Third Parties in its role as operator of certain of the Properties pursuant to any applicable joint operating agreement or similar agreement associated with periods prior to the Closing. If Buyer collects any such receivable, refund or other amounts associated with such periods and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b), then Buyer shall promptly remit to Seller any such amounts. Similarly Buyer shall have the right to collect any receivable, refund or other amounts associated with periods at or after the Effective Time (except for overhead properly chargeable by Seller to Third Parties in its role as operator of certain of the Properties pursuant to any applicable joint operating agreement or similar agreement associated with periods prior to the Closing).  If Seller collects any such receivable, refund or other amounts associated with such periods and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b), then Seller shall promptly remit to Buyer any such amounts.

(d)           Allocation.  The Purchase Price shall be allocated to the Properties as set forth in Schedule 3(d) hereto.  Seller and Buyer acknowledge and agree that the values allocated among various Properties, as set forth on Schedule 3(d) hereto (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”) shall be binding on Seller and Buyer.

(e)           Tax Allocation.  For the purpose of making requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, Seller and Buyer agree to allocate in a manner consistent with the allocation set forth on Schedule 3(d), the Purchase Price (as adjusted by Section 3) and all obligations assumed by Buyer among the Wells and Leases (the “Tax Allocation”).  The Tax Allocation shall be delivered by Buyer to Seller within 30 days after the Closing Date for Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  If the Purchase Price is adjusted, the Tax Allocation shall be adjusted as mutually agreed by Buyer and Seller.  Buyer and Seller shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Tax Allocation.  Neither Buyer nor Seller shall take any Tax position inconsistent with such Tax Allocation and neither Buyer nor Seller shall agree to any proposed adjustment to the Tax Allocation by any Governmental Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Tax Allocation.

(f)            Production Taxes.  On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of the Production Taxes.  Seller shall retain responsibility for all Production Taxes assessed with respect to the ownership and operation of the Properties for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Production Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Production Taxes for any Straddle Period not apportioned to Seller) shall be allocated to and borne by the Buyer.  For purposes of determining whether and to what extent a liability for Production Taxes for a Straddle Period is allocable to a taxable period (or portion thereof) ending on or before the Effective Time or after the Effective Time: (a) Production  Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) shall be allocated to the taxable period or portion thereof based on an interim closing of the books, (b) Production Taxes that are attributable to the severance or production of hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Taxes occurred, and (c) Production Taxes imposed on a periodic basis shall be allocated based on the number of days in the relevant taxable period that occur on or before the Effective Time, on the one hand, and the number of days in such taxable period that occur after the Effective Time, on the other hand.  Seller shall timely file any Tax Return with respect to Production Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date and shall pay any Production Taxes shown due and owing on such Tax Return. From and after the Closing Date, Buyer shall timely file any Tax Returns with respect to Production Taxes required to be filed after the Closing Date, including such Tax Returns for any Straddle Period that are due after the Closing Date, and shall pay any Production Taxes shown due and owing on such Tax Return.  To the extent the actual amount of a Production Tax is not known at the time an adjustment is to be made with respect to such Production Tax pursuant to Section 3(a), Section 3(b) or Section 12(a) or Section 13, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Production Tax for purposes of such adjustment. To the extent the actual amount of a Production Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 13, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Production Tax that is allocable to such Party under this Section 3(f).

(g)           Audit Adjustments.  Seller retains all rights to adjustments resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time.  Any credit received by Buyer pertaining to such an audit claim on transactions occurring prior to the Effective Time shall be paid to Seller within thirty (30) days after receipt. In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to third parties resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time, and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same.

4.                                      Representations and Warranties of Seller.  Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

(a)                                 Organization.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and is duly qualified to do business in the State of New Mexico.

(b)                                 Authority.  Seller has the requisite limited liability company power and authority and has taken all requisite limited liability company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and any transaction documents related hereto to which it is or will be a party and to perform its obligations under this Agreement and any transaction documents related hereto to which it is or will be a party.

(c)                                  Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Applicable Law affecting creditors’ rights and general equitable principles.  At the Closing, all transaction documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Applicable Law affecting creditors’ rights and general equitable principles.

(d)                                 No Conflicts.  Except as set forth in Section 4(d) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, and any of the other transaction documents executed in connection with this Agreement to be performed by Seller do not and will not:

(i)                                     Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational or governing documents of Seller;

(ii)                                  Result in the creation or imposition of any lien, encumbrance or security interest upon the Properties, except for Permitted Encumbrances;

(iii)                               Assuming the receipt of all Consents and waivers of, or compliance with, all Preferential Purchase Rights, conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any Applicable Contract or Lease to which Seller is a party; or

(iv)                              Constitute a violation of, or, except with respect to Customary Post-Closing Consents, require any filing, consent or approval under, any Applicable Law which would have a Material Adverse Effect on the ownership or operation of the Properties by Buyer or the transactions contemplated by this Agreement.

(e)                                  Foreign Person.  Seller is not (a) a “foreign person” within the meaning of Section 1445 of the Code, or (b) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code.

(f)                                   Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller or any of Seller’s Affiliates.

(g)                                  Brokers.  Neither Seller nor its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall, directly or indirectly, have any responsibility whatsoever.

(h)                                 Taxes.  All tax returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Properties required to be filed by Seller have been timely filed and all such tax returns are correct and complete in all material respects.  All taxes relating or applicable to Seller’s acquisition, ownership or operation of the Properties (including Production Taxes) that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax of Seller relating to Seller’s acquisition, ownership or operation of the Properties.  There are no administrative or judicial proceedings pending against the Properties or against Seller relating to or in connection with the Properties by any taxing authority with respect to taxes. Except for Seller’s partnership income tax return filed under Subchapter K of Chapter 1 of Subtitle A of the Code, no Property is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(i)                                     Rentals and Royalties.  Except as set forth in Section 4(i) of the Disclosure Schedule, to Seller’s Knowledge: (i) all bonuses, rentals, royalties, overriding royalties and other burdens on production and other amounts payable to co-owners in the Properties where Seller is the operator (other than royalties or revenues included in the Suspense Amounts) due with respect to the Properties have been timely paid, and (ii) all bonuses, rentals, royalties, overriding royalties and other burdens on production and other amounts payable to co-owners in the Properties where a Third Party is operator (other than royalties or revenues included in the Suspense Amounts) due with respect to the Properties have been timely paid.  Seller has paid all expenses and other amounts due and owing, and Seller has not received a written demand for payment regarding any such amounts that are overdue and owing, by Seller with respect to its ownership and/or operation of the Properties.

(j)                                    Consents and Preferential Rights.  Except as set forth in Section 4(j) of the Disclosure Schedule, there are no (i) requirements to obtain consents from Third Parties that Seller is required to obtain (“Consents”), or (ii) preferential purchase rights, rights of first refusal, drag along or tag along or similar rights (“Preferential Purchase Rights”), in each case, exercisable in connection with, the assignment of the Properties by Seller to Buyer hereunder or the consummation of the transactions contemplated by this Agreement by Seller.

(k)                                 Material Contracts.

(i)                                     Set forth on Section 4(k) of the Disclosure Schedule is a true and complete list of all Applicable Contracts of the type described below (such Contracts, the “Material Contracts”):

(A)                               any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller, or aggregate receipts by Seller, in each case, of more than $100,000 per year under such Applicable Contract, excluding any Applicable Contract that is an overriding royalty interest which is properly recorded in the offices of the appropriate Governmental Authorities for Lea and Chaves Counties, New Mexico or the appropriate case files for each Lease granted by the State of New Mexico or the Bureau of Land Management, as applicable;

(B)                               any Applicable Contract that is a hydrocarbon purchase and sale, exchange, supply, transportation, gathering, treating, processing or similar Contract, in each case, that is not terminable without penalty by Seller on 30 days or less notice;

(C)                               any Applicable Contract pursuant to which Seller is an obligor under an indenture, mortgage, loan, credit or sale-leaseback, pledge, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(D)                               any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of personal property which lease cannot be terminated by Seller without penalty upon 30 days or less notice;

(E)                                any Applicable Contract of which Seller has Knowledge that is a purchase and sale agreement, farmout agreement, participation agreement, exploration agreement, seismic agreement or geophysical acquisition or interpretation, development agreement, joint operating agreement, partnership agreement (other than Tax partnerships), unit, pooling or communitization agreement, joint venture agreement or similar Contract;

(F)                                 any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any of its Affiliates conducts business, including Applicable Contracts containing area of mutual interest provisions;

(G)                               any Applicable Contract that is a hedge, swap, collar or similar Contract;

(H)                              any Applicable Contract that contains calls upon or options to purchase production; and

(I)                                   any Applicable Contract where the sole purpose thereof is or was to indemnify another Person.

(ii)                                  Seller is not, and, to Seller’s Knowledge, no other party thereto is, in breach of (or is alleged to be in breach of) a payment or material performance obligation, or has provided or received any notice of any intention to terminate, any Material Contract.  To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of a payment or material performance obligation under, or result in an immediate or accelerated termination of, any Material Contract.

(iii)                               True and correct copies of all Material Contracts have been provided to Buyer by Seller.

(l)                                     Production Contracts.  Except as set forth in Section 4(l)(i) of the Disclosure Schedule, Seller’s interests in the Properties are not subject to any contract for the sale of the Production attributable to periods after the Effective Time, other than contracts that may be terminated by thirty (30) days prior written notice. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, Seller’s interests in the Properties are not subject to or burdened by any obligation under any sales, take-or-pay, advance payment, gas balancing, marketing, hedging, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).

(m)                             Outstanding Capital Commitments.  Except as set forth in Section 4(m) of the Disclosure Schedule, there are no outstanding authorities for expenditure or other commitments to make expenditures or payments that relate to the Properties, and which will require expenditures by Seller in excess of One Hundred Thousand Dollars (US $100,000) (net to Seller’s interest in the Properties) per item or Two Hundred Thousand Dollars (US $200,000) (net to Seller’s interest in the Properties) in the aggregate.

(n)                                 Claims and Litigation.  Except as set forth in Section 4(n) of the Disclosure Schedule, Seller has not received any written notice of any Claims with respect to any continuing or uncured breach, default or violation of any of the Leases, Surface Rights, Applicable Contracts or Applicable Law, in each case, against Seller with respect to Seller’s ownership or operation of the Properties or affecting Seller’s interest in the Properties, provided, however, that this sentence shall not apply to Claims asserted against Third Parties and not Seller or any of Seller’s Affiliates for which a lis pendens or judgment has been recorded in the real property records of the County in which each applicable Property is located. Except as set forth in Section 4(n) of the Disclosure Schedule, there is no suit, action, hearing or other proceeding before any court, arbitration panel or Governmental Authority pending, or to Seller’s Knowledge, threatened, against Seller or any of the Properties. Except for unsatisfied judgments or orders of any Governmental Authority that have been properly filed in the applicable real property records or lease records of the applicable Governmental Authority, to Seller’s

Knowledge, there exist no unsatisfied judgments or orders of any Governmental Authority that would result in impairment or loss of, or is binding upon, the Properties. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any Governmental Authority affecting any of the Properties.

(o)                                 No Violation of Laws.  Seller is not in violation of or noncompliance with any Applicable Law with respect to its ownership and operation of the Properties, except where any such violation or noncompliance would not have a Material Adverse Effect. This Section 4(o) does not include any matters with respect to Environmental Laws or Tax laws or any other environmental or Tax matter, such matters being addressed exclusively in Section 4(p) and Section 4(h), respectively.

(p)                                 Environmental.  Except as set forth in Section 4(p) of the Disclosure Schedule:

(i)                                     with respect to the Properties, Seller has not entered into any agreements, consents, orders, decrees or judgments of any Governmental Authority that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Properties;

(ii)                                  as of the Execution Date, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance (for which remediation has not already been completed) concerning any land, facility, asset or property included in the Properties that would reasonably be expected to:  (A) interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (B) give rise to or result in any common law or other liability of Seller to any Person;

(iii)                               to Seller’s Knowledge, the ownership and operation of the Properties have been conducted in compliance in all material respects with all applicable Environmental Laws; and

(iv)                              to Seller’s Knowledge, Seller possesses and is in compliance in all material respects with all permits required under any Environmental Law for the operation of the Properties by Seller and all such permits are in full force and effect.

(q)                                 Wells; Plugging and Abandonment.  Neither Seller nor any of its Affiliates, and to Seller’s Knowledge, no Third Party operator, has received any written notices or demands from any Governmental Authority or other third parties to plug and abandon any Wells located on the Leases.  Except as set forth in Section 4(q) of the Disclosure Schedule, Seller has not plugged and abandoned any Wells. The Well set forth on Section 4(q) of the Disclosure Schedule has been plugged and abandoned by Seller in compliance in all material respects with Applicable Laws and the terms of the Leases.  Section 4(q) of the Disclosure Schedule sets forth all shut-in or temporarily abandoned Wells located on the Lands.

(r)                                    Imbalances.  To Seller’s Knowledge, there are no Imbalances associated with the Properties as of the Effective Time.

(s)                                   Suspense Amounts.  To Seller’s Knowledge, Section 4(s) of the Disclosure Schedule lists all material Suspense Amounts held in suspense by Seller as of the Effective Time.

(t)                                    Payout Status. To Seller’s Knowledge, Section 4(t) of the Disclosure Schedule contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion of or other change in the Working Interest or Net Revenue Interest set forth in Exhibit A or Exhibit B, in each case, that will occur prior to the date on which a Lease covering Lands located within the spacing unit for such Well terminates in accordance with its terms.

(u)                                 Drilling Obligations.  None of the Leases or any Applicable Contracts contain an express drilling commitment or other drilling obligation to drill any wells on the Properties (other than provisions requiring optional drilling to maintain a Lease beyond its primary term).  No Lease or Material Contract contains an express written obligation to drill a well pursuant to any offset drilling obligations with respect to the Properties or any express written obligation to pay compensatory royalties resulting from any express written offset obligations.

(v)                                 Liens.  Except as set forth in the Section 4(v) of the Disclosure Schedule, Seller has not granted any lien upon or security interest in any of the Properties as collateral to secure a debt.

(w)                               The Records.  The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any written documentation from the Records.

(x)                                 Bonds.  Section 4(x) of the Disclosure Schedule lists all bonds, letters of credit and other similar credit support instruments maintained by Seller or any of its Affiliates with respect to the Properties (“Guarantees”).

(y)                                 Insurance.  Seller has made available to Buyer copies of all certificates of insurance evidencing all policies of insurance applicable to the Properties, which are all set forth on Section 4(y) of the Disclosure Schedule.

(z)                                  Advance Delay Rentals.  All Advance Delay Rentals with respect to the Properties operated by Seller have, and with respect to the Properties operated by a Third Party, to Seller’s Knowledge have, been properly and timely paid when due, except to the extent any failure to properly and timely pay such Advance Delay Rentals would not result in material impairment or loss of the Properties. Section 4(z) of the Disclosure Schedule sets forth the amount of any Advance Delay Rental with respect to the Properties that is due, but not yet paid.

5.                                      Representations and Warranties of Buyer.  Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

(a)                                 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and Buyer will be qualified to do business in the State of New Mexico on or before the Closing.

(b)                                 Authority.  Buyer has the requisite limited liability company power and authority and has taken all requisite limited liability company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and any transaction documents related hereto to which it is or will be a party and to perform its obligations under this Agreement and any transaction documents related hereto to which it is or will be a party.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Applicable Law affecting creditors’ rights and general equitable principles. At the Closing, all transaction documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Applicable Law affecting creditors’ rights and general equitable principles.

(d)                                 No Conflicts.  The execution, delivery and performance of this Agreement and any of the other transaction documents executed in connection with this Agreement to be performed by Buyer do not and will not:

(i)                                     Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational or governing documents of Buyer;

(ii)                                  Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any material agreement, note, bond, mortgage, indenture, credit agreement, or license to which Buyer is a party or by which Buyer or is bound; or

(iii)                               Constitute a violation of, or require any filing, consent or approval under, any Applicable Law.

(e)                                  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates.

(f)                                   Securities Law Disclosure.  Buyer hereby represents to Seller that Buyer intends to acquire the Properties for its own benefit and account, and that Buyer is not acquiring the Properties with the current intent of resale or distribution thereof in violation of Securities Law.

(g)                                  Financial Ability.  Buyer shall have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Purchase Price to Seller at the Closing. Buyer has such knowledge and experience in financial and business matters and in oil and gas investments of the type contemplated by this Agreement that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Properties. In addition, Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act. Buyer recognizes that this investment is speculative and involves substantial risk.

(h)                                 Investment Experience.  By reason of Buyer’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Buyer’s experience and knowledge and not upon any representations or warranties by Seller, or Seller’s representatives, other than those representations and warranties expressly set forth in this Agreement, the Assignment and Seller’s Certificate. Buyer has conducted or will conduct its own evaluation of the Properties and, except for the express representations and warranties set forth in this Agreement, the Assignment, and Seller’s Certificate, and in addition to the disclaimers set forth in Section 17 of this Agreement, Buyer is acquiring the Properties “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.”

(i)                                     Physical and Environmental Inspection.  Buyer has been provided, or prior to Closing will be provided (subject to Seller’s compliance with this Agreement), the opportunity to conduct an inspection of the Properties, the public records and Seller’s files, including for the purpose of detecting the presence of any Hazardous Substances or contamination, including petroleum, and the presence and concentration of NORM. Buyer acknowledges that, except as set forth in this Agreement, the Assignment and Seller’s Certificate, and in addition to the disclaimers set forth in Section 17 of this Agreement, no representations have been made by Seller regarding the physical or environmental condition of the Properties, past or present.

(j)                                    Brokers.  Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall have, directly or indirectly, any responsibility whatsoever.

6.                                      Covenants.

(a)                                 Seller’s Pre-Closing Covenants.

(i)                                     Seller agrees that, from and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein, or as required by the Leases, Applicable Contracts, Surface Rights, Applicable Law, as set forth in Section 6(a)(i) of the Disclosure Schedule, or as otherwise agreed in writing by Buyer, Seller shall:

(A)                               maintain, own and operate the Properties as a reasonably prudent operator in compliance with all terms of the Leases and

Applicable Contracts and in the usual, regular and ordinary manner consistent with its past practice;

(B)                               maintain or cause to be maintained, the books of account and Records relating to the Properties in the usual, regular and ordinary manner, on a basis consistent with its past practice;

(C)                               pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Properties, including all rental and shut-in payments under the Leases;

(D)                               keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Properties, and deliver to Buyer an estimate of the Suspense Amounts;

(E)                                maintain in force during the period from the execution of this Agreement until Closing, all of Seller’s excess liability, workers compensation, auto liability, property and casualty, and well control insurance policies in the amounts and with the coverages currently maintained by Seller that apply to the Properties;

(F)                                 deliver to Buyer copies of all well proposals and authorizations for expenditures for all proposed activities and operations relating to the Properties received by Seller;

(G)                               give prompt written notice to Buyer upon Seller’s Knowledge of any material damage to or destruction of any portion of the Properties and of any written notice received or given by Seller or an Affiliate of Seller with respect to (1) any alleged material default or violation of any Leases, Applicable Contracts, Surface Rights or Applicable Law, (2) any material action to alter, terminate, rescind or procure a judicial reformation of any Lease, Surface Right or Applicable Contract or (3) any material new Claim for damages or any material new investigation, suit, action or litigation with respect to the Properties; and

(H)                              use Seller’s commercially reasonable efforts in good faith to cooperate with Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby.

(ii)                                  Seller agrees that, from and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein, or as required by the Leases, Applicable Contracts, Surface Rights, Applicable Law, as set forth in Section 6(a)(ii) of the Disclosure Schedule, or as otherwise agreed in writing by Buyer, Seller shall not:

(A)                               sell, dispose of, transfer, mortgage, pledge, burden or encumber any of the Properties, other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Properties or for which replacement equipment has been obtained;

(B)                               make, change or revoke any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case with respect to Production Taxes;

(C)                               enter into any agreement that, if in existence as of the date of execution of this Agreement, would be a Material Contract or would be required to be disclosed on Section 4(k) of the Disclosure Schedule, or materially amend or terminate any such agreement or Material Contract;

(D)                               incur any capital expenditures for an individual project or matter in excess of One Hundred Thousand Dollars ($100,000) (net to the interest of Seller) except in case of emergency or as may otherwise be reasonably required to prevent injury or damage to Persons, property or the environment or except for expenditures that are listed on Section 4(m) of the Disclosure Schedule; provided, that with respect to any individual project proposed by a Third Party pursuant to an applicable joint operating agreement on or after the date of this Agreement that requires Seller to make an election to participate in such individual project prior to the Closing Date, Seller shall have the right to exercise such election right following Seller’s reasonable efforts to consult with Buyer regarding the same;

(E)                                except as set forth in Section 6(a)(ii)(D), propose or commit to participate in the drilling of any well or other operations on the Properties the cost of which (net to Seller’s interest) is in excess of One Hundred Thousand Dollars ($100,000);

(F)                                 except with respect to Buyer, voluntarily relinquish Seller’s position as operator with respect to the Properties;

(G)                               enter into any oil, gas or other hydrocarbon sales, supply, exchange, processing or transportation contract with respect to the Properties which is not terminable without penalty or detriment on notice of thirty (30) days or less;

(H)                              elect not to participate in any proposed well or plug and abandon or agree to plug and abandon any well (unless such plugging and abandonment is required by a Governmental Authority, in which event Seller shall promptly notify Buyer);

(I)                                   settle any suit or litigation or waive any material Claims, in each case, attributable to the Properties;

(J)                                   make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action would adversely affect the Properties;

(K)                               grant or create any Preferential Purchase Rights or similar rights with respect to the Properties; or

(L)                                authorize or agree to take any of the actions prohibited by any of the foregoing clauses (A) through (J).

(b)                                 Notice of Developments. Seller shall have the right, but not the obligation, exercisable in writing no later than two Business Days prior to the Closing Date, to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Seller becomes aware after the Execution Date (each a “Supplement”), provided, however, that anything contained in any Supplement shall be disregarded (i) for purposes of determining whether or not the conditions set forth in Section 11 have been satisfied and (ii) for purposes of Seller’s indemnification obligations under Section 16(a).

(c)                                  SEC Filings. From and after the execution of this Agreement (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives to assist Buyer and its auditors in obtaining all financial information related to the Properties for the period prior to the Closing Date that is necessary for Buyer to prepare and obtain the audit of any financial statements relating to the Properties to the extent required to be filed (such filings, the “Filings”) by Buyer or its Affiliates with the SEC pursuant to the Securities Act and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.  During the Records Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all non-privileged (with respect to Seller) books, records, information and documents that are attributable to the Properties in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives (during normal business hours and after reasonable advance notice) in order to prepare, if required, in connection with the Filings and corresponding financial statements, along with any documentation attributable to the Properties required to complete any audit associated with such financial statements.  During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates with respect to the Properties that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or Exchange Act with respect to any Filings.  During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Properties as provided in this Section 6(c).  Buyer shall reimburse Seller and Seller’s representatives and agents for its and their reasonable out-of-pocket costs, including fees of any independent auditor, consultants incurred by Seller in complying with the provisions of this Section 6(c).   Buyer shall indemnify, defend, release and hold harmless Seller from and against any and all Claims arising from or in connection with the information provided pursuant to this Section 6(c), unless such Claims result from or are related to Seller’s or its Affiliates’ gross negligence or willful misconduct in providing such information.

7.                                      Title and Environmental Matters.

(a)                                 Access.  Buyer and Buyer’s authorized agents and representatives shall have the right to conduct a due diligence investigation, at Buyer’s sole risk, cost and expense, of the Records and the Properties, including an ASTM Phase One Environmental Assessment. Seller shall provide (or use commercially reasonable efforts to cause the operator of the Properties to provide) reasonable access to the Records and the Properties during regular business hours for Buyer to conduct a due diligence investigation and an environmental assessment of the Properties. Buyer shall not conduct any borings or other invasive examinations related to the Properties without the prior written consent of Seller, which consent may not be unreasonably withheld by Seller, provided that if Seller’s consent is withheld, Buyer may elect to cause the subject Property to become a Withdrawn Property and the Purchase Price will be reduced by the Allocated Value thereof. During any due diligence investigation or environmental assessment, Buyer shall comply with all requirements and safety policies of the operator that have been communicated to Buyer in writing and shall not interfere with the operation of the Properties. Seller shall have the right to witness all of Buyer’s due diligence and environmental assessment activities. Buyer agrees that Buyer and Buyer’s representatives and agents shall not disclose to other third parties any information obtained in any environmental assessment unless agreed to in writing by Seller, or such disclosure is required by Applicable Law or is compelled pursuant to legal process of any court or governmental authority. If reasonably possible and to the extent allowed by Applicable Law, Buyer shall notify Seller in advance of any such disclosure prior to the Closing Date, and shall furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as reasonably possible after Buyer’s receipt thereof, Buyer shall deliver to Seller a copy of any final report concerning or derived from Buyer’s environmental assessment.   Buyer’s failure to deliver a copy of all or any of such final reports shall in no way constitute a waiver of any Environmental Defect asserted on or before Buyer’s Notice Date pursuant to Section 7(c).

(b)                                 Indemnity and Disclaimer. WITHOUT LIMITING ANY REMEDIES OF BUYER FOR EITHER TITLE DEFECTS OR ENVIRONMENTAL DEFECTS OR ANY REMEDIES IN THIS AGREEMENT OF BUYER FOR THE BREACH OF ANY REPRESENTATION OR WARRANTY IN SECTION 4 OR IN SELLER’S CERTIFICATE OR UNDER SECTION 16, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT OR ANY COVENANT OF SELLER, (I) BUYER SHALL INDEMNIFY, DEFEND, RELEASE AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES

ARISING FROM OR IN CONNECTION WITH BUYER’S, AND BUYER’S AGENTS AND REPRESENTATIVES, DUE DILIGENCE INVESTIGATION AND ENVIRONMENTAL ASSESSMENT OF THE PROPERTIES, INCLUDING CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY AND DEATH, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT) OR OTHER LEGAL FAULT OF THE SELLER INDEMNITEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF SELLER INDEMNITEES OR MATTERS DISCOVERED BY BUYER IN CONNECTION WITH CONDUCTING SUCH INVESTIGATION, AND (II) THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY SELLER TO BUYER. BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM INFORMATION PROVIDED BY SELLER TO BUYER SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT, AND AT BUYER’S SOLE RISK.

(c)                                  Defect Notice.  Buyer shall have the right, but not the obligation, to deliver to Seller written notice of all Title Defects and Environmental Defects (the “Defect Notice”), including Buyer’s Knowledge of any Title Benefit not later than 4:00 p.m., Mountain Time on May 25, 2017 (the “Buyer’s Notice Date”); provided, however, Buyer agrees to use Buyer’s commercially reasonable efforts in good faith to provide Seller with an informal weekly update with respect to Buyer’s discovery of any Title Defect, Title Benefit or Environmental Defect during the prior week. Buyer’s failure to provide any such weekly informal update shall in no way constitute a waiver of any Title Defects or Environmental Defects asserted on or before Buyer’s Notice Date pursuant to this Section 7(c). The Defect Notice shall set forth in reasonable detail: (i) the Properties affected by Title Defects and/or Environmental Defects; (ii) the nature and basis of such Title Defects and/or Environmental Defects, including any reasonable supporting documentation in Buyer’s possession reasonably necessary for Seller to verify the existence of such Title Defect or Environmental Defect; (iii) the action Buyer recommends to cure such Title Defect or remediate such Environmental Defect; and (iv) Buyer’s good faith determination of the Title Defect Value or Remediation Value. Except with respect to any Title Defects that would constitute a breach of Seller’s special warranty of title contained in the Assignment, failure to assert a Title Defect or Environmental Defect by a Defect Notice delivered on or before Buyer’s Notice Date shall conclusively be deemed a waiver of the alleged Title Defect or Environmental Defect.

(d)                                 Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to (i) remediate any Environmental Defects asserted in the Defect Notice and/or any preliminary notice, at Seller’s sole cost and expense, at any time prior to the Closing Date and (ii) cure any Title Defects asserted in the Defect Notice and/or any preliminary notice, at Seller’s sole cost and expense, at any time during the Title Cure Period. On or before 4:00 p.m., Mountain Time on June 6, 2017 (“Seller’s Response Date”), Seller shall deliver to Buyer written notice of Seller’s response to Buyer’s Defect Notice setting forth in reasonable detail, with respect to each of Buyer’s asserted Title Defect and Environmental Defects, (A) whether Seller elects to attempt to cure such Title Defect or Environmental Defect, as applicable, (B) whether Seller objects to the existence of such Title Defect or Environmental Defect, as applicable, and (C) whether Seller objects to the asserted Title Defect Value or Remediation Value, as applicable, and, in the case of (B) and (C), reasonable supporting documentation. The Parties shall enter into good faith negotiations and shall attempt to agree on the existence and amounts of the Title Defects and Environmental Defects and the appropriate remedies with respect thereto as set forth in Section 7(e) prior to Closing.

(e)                                  Remedies for Title Defects.  Subject to Seller’s rights pursuant to Section 7(d), in the event that any Title Defect timely asserted by Buyer in accordance with Section 7(c) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Title Defect Threshold and the Title Deductible, upon the mutual election of the Parties:

(i)                               Seller will convey the entirety of the Property that is subject to such Title Defect, together with all associated Properties, at Closing, to Buyer and make an accompanying reduction to the Purchase Price by the Title Defect Value determined pursuant to Section 7(f) or Section 7(j) (after giving effect to any partial cure, if applicable); or

(ii)                            Seller shall retain the entirety of the Property that is subject to such Title Defect, together with all associated Properties (in which case, such Properties shall become Excluded Properties hereunder), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property that is subject to such Title Defect and such associated Properties;

provided, that if the Parties cannot reach a mutually acceptable agreement on or before the Closing, with respect to the appropriate remedy for such Title Defect, then the option set forth in Section 7(e)(i) shall apply; provided further that, if the option set forth in Section 7(e)(i) is elected or otherwise deemed elected, then the provisions of Section 7(i) shall apply.

(f)                                   Title Defect Value. The amount by which the Allocated Value of the affected Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Value” and shall be determined in accordance with the following terms and conditions:

(i)                                     If a Title Defect is undisputed and liquidated in amount, then the Title Defect Value shall equal the amount necessary to be paid to remove the Title Defect from the affected Properties;

(ii)                                  if a Title Defect represents a discrepancy between the actual Net Revenue Interest for any Properties and the Net Revenue Interest set forth in Exhibit A or Exhibit B for such Properties, and there is a Working Interest change proportionate to the change in the Net Revenue Interest resulting from the Title Defect, then the Title Defect Value for each Property shall be the product of (A) the Allocated Value for such Property set forth on Schedule 3(d) multiplied by (B) one (1) minus a fraction, the numerator of which shall equal the actual Net Revenue Interest in such Property, and the denominator of which shall equal the Net Revenue Interest for such Property set forth in Exhibit A or Exhibit B;

(iii)                               if a Title Defect represents a discrepancy in the amount of Net Mineral Acres for any Properties and the Net Mineral Acres set forth in Exhibit A for such Properties, then the Title Defect Value for each Property shall be the product of (A) the Allocated Value for the applicable Property as set forth on Schedule 3(d) multiplied by (B) one (1) minus a fraction, the numerator of which shall equal the actual Net Mineral Acres for such Property, and the denominator of which shall equal the Net Mineral Acres for such Property set forth in Exhibit A; and

(iv)                              if the Parties do not agree on the amount of a Title Defect Value, Section 7(j) shall apply with respect thereto;

provided, that notwithstanding anything to the contrary in this Section 7, the aggregate Title Defect Values attributable to the effects of all Title Defects upon any single Property shall not exceed the Allocated Value of such Title Defect Property.

(g)                                  Remedies for Environmental Defects. Subject to Seller’s rights pursuant to Section 7(d), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 7(c) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Environmental Defect Threshold and the Environmental Deductible, upon the mutual election of the Parties:

(i)                                     Seller will convey the entirety of the Property that is subject to such Environmental Defect, together with all associated Properties, at Closing, to Buyer and make an accompanying reduction to the Purchase Price by the Remediation Value for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Section 7(k); or

(ii)                                  Seller will retain the entirety of the Property that is subject to such Environmental Defect, together with all associated Properties (in which case, such Properties shall become Excluded Properties hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Property and such associated Properties;

provided, that if the Parties cannot reach a mutually acceptable agreement on or before the Closing with respect to the appropriate remedy for such Environmental Defect, then the option set forth in Section 7(g)(ii) above shall apply.

(h)                                 Title Benefits.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before Buyer’s Notice Date, with respect to each Title Benefit discovered by Seller, written notice setting forth the nature and basis of such Title Benefits and the Title Benefit Amounts attributable thereto. On or before Seller’s Response Date, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of Buyer’s response to Seller’s asserted Title Benefits. The Parties shall enter into good faith negotiations between Seller’s Response Date and the Closing with respect to Title Benefits and shall attempt to agree on the existence and the appropriate resolution thereof. If the Parties cannot reach agreement regarding an increase to the Purchase Price for Title Benefits on or before the Closing, the Parties shall resolve such dispute in accordance with Section 7(j).

(i)                                     Post-Closing Title Matters.  With respect to any Property subject to a Title Defect that is conveyed to Buyer at Closing pursuant to Section 7(e)(i):

(i)                                     If at the end of the Title Cure Period, (A) the Title Defect is not cured and Seller and Buyer agree that such Title Defect has not been cured or (B) if Seller and Buyer cannot agree, and it is determined by the Title Consultant that such Title Defect is not cured at the end of the Title Cure Period, then (in either case) Buyer shall retain the Property affected by such Title Defect and Seller shall not be entitled to any increase to the Purchase Price; or

(ii)                                  If at the end of the Title Cure Period, (A) the Title Defect is cured and Seller and Buyer agree that such Title Defect has been cured or (B) if Seller and Buyer cannot agree, and it is determined by the Title Consultant that such Title Defect is cured as of the end of the Title Cure Period, then (in either case) Buyer shall retain the Property affected by such Title Defect and Seller shall be entitled to an increase in the Purchase Price in an amount equal to the reduction in the Purchase Price attributable to such Title Defect at Closing, which increase shall be reflected in the Final Settlement Statement and paid to Seller in accordance with Section 13.

(j)                                    Title Disputes.  During the ten (10) Business Day period following the Closing Date (or at the end of the Title Cure Period, if Seller elects to cure a Title Defect after Closing), disputed Title Defects, Title Benefits, Title Defect Values and Title Benefit Amounts shall be submitted to a title attorney with at least ten (10) years’ experience in oil and gas titles as selected by: (x) mutual agreement of Buyer and Seller; or (y) absent such agreement during the ten (10) Business Day period, by the Denver, Colorado office of the American Arbitration Association (the “Title Consultant”).  The Title Consultant shall not have been employed by any Party or its affiliates within the five (5) year period preceding the arbitration.  The Title Consultant, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder.  All communications between any party or its affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such parties have been provided at least five (5) days’ notice.  Within ten (10) days of appointment of the Title Consultant, each of Seller and Buyer shall present the Title Consultant with its Defect Notice or its response, as applicable, and all other supporting information that it desires, with a copy to the other Party.  The Title Consultant shall also be provided with a copy of this Agreement.  Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all parties, without right of appeal, absent manifest error.  In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 7.  In no event shall any Title Defect Value exceed the estimate given by Buyer in its claim notice delivered in accordance with Section 7(c), and in no event shall any Title Benefit Amount exceed any estimate given by Seller in a claim notice delivered in accordance with Section 7(h).  The Title Consultant shall act as an expert for the limited purpose of determining: (A) the existence of any timely and properly asserted Title Defect or Title Benefit in dispute; (B) whether or to the extent to which any disputed curative action has succeeded in curing a Title Defect in accordance with the terms of this Agreement; and (C) specific disputed Title Defect Values or Title Benefit

Amounts submitted by either party.  The Title Consultant may not award damages, interest or penalties to either party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(k)                                 Environmental Disputes.  Within ten (10) days following the Closing Date, any disputed Environmental Defect or Remediation Value shall be submitted to an environmental consultant with at least ten (10) years’ experience in oil and gas environmental matters as selected by: (i) mutual agreement of Buyer and Seller; or (ii) absent such agreement during such ten (10) day period, by the Denver, Colorado office of the American Arbitration Association (the “Environmental Consultant”).  The Environmental Consultant shall not have been employed by any party or its Affiliates within the five (5) year period preceding the arbitration.  The Environmental Consultant, once appointed, shall have no ex parte communications with any of the parties concerning the determination required hereunder.  All communications between any party or its affiliates and the Environmental Consultant shall be conducted in writing, with copies sent simultaneously to the other party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such parties have been provided at least five (5) days’ notice.  Within ten (10) days of appointment of the Environmental Consultant, each of Seller and Buyer shall present the Environmental Consultant with a written statement of its position on the disputed matter, including a written statement of its position with respect to any disputes regarding: (x) the existence of any Environmental Defect and (y) the estimated Remediation Value, in each case, as applicable, together with all other supporting information that it deems relevant, with a copy to the other party.  The Environmental Consultant shall also be provided with a copy of this Agreement.  Within forty-five (45) days after receipt of such materials and after receipt of any additional information required by the Environmental Consultant, the Environmental Consultant shall make its determination, which shall be final and binding upon all parties, without right of appeal, absent manifest error.  In making its determination, the Environmental Consultant shall be bound by the rules set forth in this Section 7.  In no event shall the Environmental Consultant select a Remediation Value lower than the Remediation Value proposed by Seller nor higher than the Remediation Value proposed by Buyer, as applicable.  The Environmental Consultant shall act as an expert for the limited purpose of determining: (A) the existence of any timely and properly asserted Environmental Defect in dispute and (B) the specific disputed Remediation Value.  The Environmental Consultant may not award damages, interest or penalties to any party with respect to any matter nor may it cause Buyer to take assignment of any Property.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Environmental Consultant.

(l)                                     Exclusive Remedy.  Notwithstanding anything to the contrary herein, except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment, this Section 7, Section 9, any remedies of Buyer in this Agreement for the breach by Seller of its representation or warranties in Section 4 or in Seller’s Certificate and the termination right contained in Section 18 shall be Buyer’s sole and exclusive remedies against Seller for Title Defects and Environmental Defects, and Buyer irrevocably waives, releases and disclaims all other Claims and remedies against Seller arising in connection with or related to Title Defects and Environmental Defects.

8.                                      Environmental Acknowledgments.  WITHOUT LIMITING BUYER’S REMEDIES WITH RESPECT TO AN ENVIRONMENTAL DEFECT PURSUANT TO SECTION 7 OR A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN SECTION 4 OR IN SELLER’S CERTIFICATE, OR ANY REMEDIES OF BUYER UNDER SECTION 9 OR SECTION 16,  BUYER HEREBY ACKNOWLEDGES AND AGREES AS FOLLOWS: (I) BUYER HAS ENTERED INTO THIS AGREEMENT ON THE BASIS OF BUYER’S OWN INVESTIGATION OF THE CONDITION OF THE PROPERTIES, INCLUDING SURFACE AND SUBSURFACE CONDITIONS; (II) BUYER ACKNOWLEDGES THAT THE LAND HAS BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE OIL AND GAS, AND FOR THE DISPOSAL OF PRODUCED WATER, AND THAT SPILLS OF CRUDE OIL, PRODUCED WATER, WASTES, HAZARDOUS SUBSTANCES, AND OTHER MATERIALS MAY HAVE OCCURRED THEREON, AND PHYSICAL CHANGES TO THE PROPERTIES MAY HAVE OCCURRED AS A RESULT OF SUCH USE; (III) (A) LOW LEVELS OF NORM MAY BE PRESENT AT SOME LOCATIONS, (B) NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE U.S. AND THROUGHOUT THE WORLD, AND (C) BUYER WILL MAKE ITS OWN DETERMINATION ON THIS MATTER; AND (IV) EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT, UPON CLOSING, BUYER SHALL, AND DOES HEREBY, ASSUME THE RISK THAT THE PROPERTIES MAY CONTAIN WASTES OR CONTAMINANTS AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF WASTES OR CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION.

9.                                      Casualty.

(a)                                 Casualty Loss.  Prior to the Closing, if a portion of the Properties are damaged or destroyed by an act of God, fire, explosion, earthquake, windstorm, flood, or other casualty (excluding normal wear and tear, and changes in production characteristics (except for any such changes caused by or resulting from a Casualty Event)), or if a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (collectively, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller’s good faith proposal for the appropriate corrective action with respect thereto, including any environmental remediation required pursuant to applicable Environmental Law. For purposes of this Section, the amount of any “Casualty Loss” shall be equal to either the lesser of (i) the cost of such appropriate corrective action to restore the Properties affected by such Casualty Event to substantially their same condition as prior to such Casualty Event or (ii) the Allocated Value of the Properties affected by such Casualty Event; provided, that with respect to any condemnation or action for eminent domain the option set forth in clause (ii) shall apply. Notwithstanding anything to the contrary herein, any individual Casualty Loss which is less than the Casualty Threshold shall not be deemed to be a Casualty Event hereunder.

(b)                                 Casualty Remedies.  Seller shall have the right, but not the obligation, to remedy any Casualty Loss prior to the Closing. If Seller remedies such Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price.  Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer.  If the Closing occurs with respect to any of the Properties affected by a Casualty Event, and Buyer is not reasonably satisfied that Seller has remedied such Casualty Loss prior to the Closing, the Parties will mutually agree to (x) adjust the Purchase Price downward by the amount of the Casualty Loss less the Casualty Threshold, (y) have Seller assign to Buyer the proceeds of any insurance coverage or condemnation award attributable to such affected Properties, or (z) exclude the affected Property from the transaction contemplated hereby; provided that if the Parties are unable to agree, Buyer shall be entitled to the remedy under Section 9(b)(x). If the Parties agree on the remedy under Section 9(b)(y) Seller shall except and reserve such affected Properties from the Assignment and such Properties will be Withdrawn Properties, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Properties affected by the Casualty Event and Seller shall be entitled to and shall retain all insurance proceeds and condemnation awards allocable to such affected Properties. Each Party hereby waives, disclaims and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

(c)                                  Risk of Loss.  Without limiting Buyer’s remedies pursuant to the special warranty of title contained in the Assignment, Section 16 or with respect to any breach of Seller’s representations and warranties set forth in Section 4 or in Seller’s Certificate, from and after the Closing Date, Buyer shall assume all risk of loss for the Properties with respect to: (i) changes in commodities prices, credit markets, and other market factors or conditions; (ii) changes in the Land; (iii) changes in production characteristics, including production declines, depletion, watering out, collapsed casing, sand infiltration or other adverse changes; and (iv) normal wear and tear.

10.                               Preferential Purchase Rights and Consents.

(a)                                 Seller shall deliver all required notices with respect to Preferential Purchase Rights and Consents, with respect to each, in accordance with the terms set forth in the agreement providing for such notice, as soon as reasonably possible after this Agreement is executed and delivered by the Parties, but in any event within five (5) Business Days after the Execution Date. Seller shall use its commercially reasonable efforts in good faith to obtain waivers of Preferential Purchase Rights and Consents (without any obligation of Seller to incur any liabilities or pay any money or tender any other consideration).  Seller will provide Buyer with a copy of the form of waiver or consent request (as applicable) it intends to use to obtain any such waivers or Preferential Purchase Rights and Consents prior to sending such waiver or consent request. Buyer shall use its commercially reasonable efforts (without any obligation to incur any liabilities or pay any money or other consideration) to assist and cooperate with Seller in furtherance of this Section 10(a).

(b)                                 If (i) the time period for the exercise of any Preferential Purchase Right or Consent expires prior to Closing, (ii) a Preferential Purchase Right is waived in writing by the holder thereof, or (iii) a Consent is obtained from or waived by the applicable Third Party, then Seller shall convey the Properties affected thereby to Buyer at the Closing.

(c)                                  In the event that any Preferential Purchase Right is timely exercised prior to the Closing (or, subject to the following sentence, after Closing), the applicable Properties shall cease to be a part of this transaction and will be Withdrawn Properties, and the Purchase Price for the Properties shall be reduced by the Allocated Value of the applicable Properties. If the time period for any such Preferential Purchase Right has not expired at or prior to the Closing, then the Properties affected thereby shall constitute Withdrawn Properties until such time as the time period for the exercise of such Preferential Purchase Right expires or such Preferential Purchase Right is waived, upon which Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties, as adjusted pursuant to Section 3.

(d)                                 In the event that, prior to Closing, Seller is unable to obtain any Consents, the Properties affected by such un-obtained Consent(s) shall constitute Withdrawn Properties and the Purchase Price shall be reduced by the Allocated Value of such Withdrawn Properties. Notwithstanding the foregoing sentence, Buyer shall have the right, but not the obligation, to waive any Consent by delivering written notice to Seller. If such a waiver is delivered to Seller, the Properties subject to such waived Consents shall not be considered Withdrawn Properties and shall be included in the Properties.

(e)                                  After Closing, Seller shall use reasonable efforts to obtain the Consents within a reasonable time. If Seller obtains any Consents on or before the Post-Closing Date, Seller shall promptly assign to Buyer the Properties subject to such Consents, and Buyer shall pay Seller the Allocated Value of such Properties, as adjusted pursuant to Section 3. If any Consents have not been obtained on or before the Post-Closing Date, the Properties affected thereby shall cease to be a part of the transactions contemplated by this Agreement and shall continue to be Withdrawn Properties.

11.                               Conditions Precedent to the Closing.  The obligations of the Parties to close the transactions contemplated hereby are subject to the fulfillment before or at Closing, of each of the following conditions:

(a)                                 Buyer’s Representations and Covenants.  Except as waived in writing by Seller, the representations and warranties by Buyer set forth in Section 5 shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) at and as of the Closing as though made at and as of the Closing (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be true and correct as of such specified date); and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing.

(b)                                 Seller’s Representations and Covenants.  Except as waived in writing by Buyer, the Fundamental Representations shall be true and correct in all respects and the representations and warranties of Seller set forth in Section 4 (other than the Fundamental Representations) shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) at and as of the Closing as though made at and as of the Closing (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be true and correct as of such specified date); and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing.

(c)                                  Litigation.  There shall be no pending suits, actions or other proceedings seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, other than by any Party or any of such Party’s Affiliates.

(d)                                 Defects.  The aggregate amount of the following shall collectively not exceed Ten Million Dollars ($10,000,000): (i) the Title Defect Values for all of the Title Defects asserted in the Defect Notice that are not cured to Buyer’s reasonable satisfaction before Closing; (ii) the Remediation Values for all Environmental Defects asserted by Buyer in the Defect Notice that are not remediated or resolved to Buyer’s reasonable satisfaction before Closing, (iii) all uncured, unrestored and uninsured Casualty Events that are not remediated or resolved to Buyer’s reasonable satisfaction before Closing, and (iv) all reductions to the Purchase Price pursuant to Section 3(b)(vi) in respect of Withdrawn Properties (without duplication).

(e)                                  Buyer Closing Certificate. Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date certifying that the conditions set forth in Section 11(a) have been fulfilled.

(f)                                   Seller Closing Certificate. Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date certifying that the conditions set forth in Section 11(b) have been fulfilled.

(g)                                  Buyer Closing Deliverables.  Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 12(b).

(h)                                 Seller Closing Deliverables.  Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 12(b).

12.                               Closing.  Subject to the conditions set forth in this Agreement, the purchase and sale of the Properties shall be consummated at a closing (the “Closing”), to be held at the offices of counsel to Seller or such other place as mutually agreed, on or before June 8, 2017, (the “Scheduled Closing Date”) or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Section 11 have not yet been satisfied or waived by the Scheduled Closing Date, then Closing shall occur five (5) Business Days after such conditions have been satisfied or waived. The date Closing actually occurs shall be the “Closing Date”.

(a)                                 Preliminary Settlement Statement.  Seller shall prepare and deliver to Buyer on or before five (5) Business Days prior to the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price, in accordance with Section 3, and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 12(b)(iii).  The proposed adjustments to the Purchase Price will be based upon actual amounts, if known on the date thereof, or estimates based upon the information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement.  Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 12(a).

(b)                                 Closing Deliverables.   At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

(i)                                     The Parties shall execute, acknowledge and deliver an assignment, conveyance and bill of sale (the “Assignment”) of the Properties, excepting and reserving unto Seller the Excluded Properties, in the form of Exhibit E hereto. The Assignment shall contain: (A) a special warranty of title by, through or under Seller or its Affiliates, but not otherwise, subject to the Permitted Encumbrances; (B) an express written assumption of the Assumed Liabilities by Buyer; and (C) the disclaimers set forth in Section 17.

(ii)                                  The Parties shall execute and deliver assignments, on appropriate forms to assign State and Federal leases, in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.

(iii)                               Buyer shall deliver to Seller the amount set forth on the Preliminary Settlement Statement, less the Deposit (and any accrued interest), in immediately available funds by wire transfer to an account or accounts designated by Seller.

(iv)                              Buyer and Seller shall cause the Escrow Agent to disburse the Deposit (and all accrued interest thereon) to Seller.

(v)                                 Seller shall deliver executed, acknowledged and recordable releases (in form reasonably acceptable to Buyer) of all mortgage liens, security interests and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that cover the Properties, including all liens burdening the Properties granted by Seller in favor of Amegy Bank, N.A. including, without limitation, recordable mortgage releases and UCC termination statements.

(vi)                              On or before the Closing: (A) Seller will disclose to Buyer the identity of all purchasers of production from the Properties; (B) Seller and Buyer shall execute, acknowledge and deliver division orders, change of operator forms, transfer orders or letters in lieu thereof prepared by Seller, subject to Buyer’s approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Time to Buyer; and (C) Seller shall assign and transfer to Buyer the Suspense Amounts.

(vii)                           Seller shall execute and deliver to the Buyer a Non-Foreign Affidavit in the form attached hereto as Exhibit F.

(viii)                        Seller and Buyer shall execute and deliver all forms and applications required or permitted by applicable Governmental Authorities designating Buyer as owner and/or operator of record, as applicable, with respect to the Properties.

(ix)                              Seller shall complete, execute and deliver a Form W-9.

(x)                                 The Parties shall execute and deliver, or cause to be executed and delivered, a Transition Services Agreement in the form of Exhibit H.

(xi)                              Seller shall execute and deliver the Seller’s Certificate.

(xii)                           Buyer shall execute and deliver the Buyer’s Certificate.

(xiii)                        The applicable Party shall execute and/or deliver all other agreements or certificates required hereunder.

13.                               Post-Closing Adjustments.  On or before one hundred twenty (120) days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 3. Seller shall prepare the Final Settlement Statement in accordance with this Agreement. On or before fifteen (15) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to any adjustments in the Final Settlement Statement (“Dispute Notice”). The Dispute Notice shall describe in detail any objectionable adjustments, or lack of any adjustments and include supporting documentation. If Buyer fails to deliver written notice of such objections within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers a Dispute Notice within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s written objections. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s notice of objections. If Buyer and Seller resolve all objections (or they are determined by the Accounting Arbitrator, as provided for below), the adjusted Final Settlement Statement and the Adjusted Purchase Price reflected therein (the “Final Price”) shall be deemed conclusively to be final and binding upon the Parties.

Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party on or before the date that is ten (10) days following the earlier to occur of the Parties’ agreement or determination by the Accounting Arbitrator.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within fifteen (15) Business Days after such fifteen (15) day period, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Denver, Colorado office of Hein & Associates LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne by the party which the Accounting Arbitrator has not selected their position as the appropriate position.  In the event that Hein & Associates LLP declines to serve as the Accounting Arbitrator, then the Accounting Arbitrator shall be selected from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three year period of time immediately preceding its designation hereunder.

14.                               Post-Closing Covenants.

(a)                                 Recording and Sales Tax.  Buyer, at Buyer’s sole cost and expense, shall promptly record counterparts of the Assignment in the appropriate offices of the state and counties in which the lands covered by such instrument are located. Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignment with the recording information thereon on or before thirty (30) days after recordation. Notwithstanding anything in this Agreement to the contrary, Buyer shall promptly pay all sales, use, transfer, documentary, recording, filing, stamp, registration and other similar taxes and fees incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Sales Tax”). Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.  Buyer shall indemnify, defend, release and hold harmless Seller Indemnitees with respect to the payment of the Sales Tax, including any and all interest and penalties assessed thereon.

(b)                                 Records.  On or after the Closing (but in no event later than fifteen (15) days following the Closing), at Buyer’s sole cost and expense, Seller will deliver to Buyer the Records. Seller may retain copies of the Records.  Seller shall have the right to review and copy the Records at the offices of Buyer (upon reasonable advance notice and during normal business hours) until the earlier to occur of (i) the date that occurs seven years after Closing or (ii) for so long as Buyer retains the Records.

(c)                                  Bonds.  Buyer shall use its commercially reasonable efforts (provided

Buyer will have no obligation to incur any liabilities or pay any money or other consideration with respect to obtaining such releases) to assist Seller in obtaining releases of any Guarantees. Buyer acknowledges that none of the Guarantees will be transferred to Buyer.  At Closing, Buyer shall deliver to Seller evidence of Buyer’s having posted all guarantees and other security necessary to replace (and, as applicable, permit the cancellation or return of) all such Guarantees.

(d)                                 Change of Name.  Within ninety (90) days after Closing, Buyer shall eliminate the name “GMT” and any and all variants thereof from the Properties (the rights to the use of which are and shall remain the Seller’s and its Affiliates’) and, except with respect to such grace period for eliminating existing usage, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

(e)                                  Withdrawn Properties.  The Parties shall cooperate in good faith after the Closing to provide Seller with reasonable access rights to the Withdrawn Properties to the extent necessary for Seller to own and operate the Withdrawn Properties after Closing.

(f)                                   Existence of Seller.  For a period of no less than seven (7) months following the Closing, Seller shall (i) maintain its existence as a limited liability company (ii) maintain a Net Worth of at least 15% of the Adjusted Purchase Price paid by Buyer at Closing and (iii) provide evidence in a form reasonably acceptable to Buyer of Seller’s Net Worth from time to time during such seven-month period as reasonably requested by Buyer.

15.                               Operations. Buyer acknowledges that it desires to succeed Seller as operator of those Properties or portions thereof that Seller may, as of the Closing, operate.  Buyer further acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer or any Affiliate of Buyer shall become successor operator of such Properties or portions thereof.  Seller agrees however that, as to the Properties it operates, prior to Closing it shall use its commercially reasonable efforts to (i) designate or recommend, to the extent legally possible and permitted under any applicable agreements, Buyer or its Affiliate as successor operator of such Properties or portions thereof, and (ii) support Buyer’s efforts to become successor operator of such Properties, to the extent legally possible and permitted under any applicable agreements, in each case, effective as of Closing or within a reasonable time thereafter.

16.                               Indemnities.

(a)                                 Seller’s Indemnification.  Seller hereby agrees to indemnify, defend, release and hold harmless Buyer, and Buyer’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively “Buyer Indemnitees”), from and against any and all Claims and Damages arising in connection with or related to: (i) a breach of any of Seller’s (A) representations and warranties or (B) covenants or agreements hereunder; (ii) Seller’s material violation of or noncompliance with any Applicable Law with respect to its ownership and operation of the Properties; (iii) the Retained Liabilities; and (iv) Seller Taxes.

(b)                                 Buyer’s Indemnification.  Buyer hereby agrees to indemnify, defend, release and hold harmless Seller, Seller’s Affiliates, investment bankers, brokers, accountants and attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Indemnitees”), from and against any and all Claims and Damages arising in connection with or related to: (i) the Assumed Liabilities; and (ii) a breach of any of Buyer’s (A) representations and warranties or (B) covenants or agreements hereunder.

(c)                                  Monetary Damages.  Seller and Buyer acknowledge and agree that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any and all Claims of breach of any representation, warranty or covenant contained herein or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller hereby waive, disclaim and release any and all rights to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

(d)                                 Monetary Limitation.  Seller shall not be obligated to indemnify Buyer for any Damages pursuant to Section 16(a)(i)(A) or Section 16(a)(ii) except to the extent that the aggregate of all such Damages exceeds the Indemnity Deductible, provided, however, that neither breach by Seller of any of the Fundamental Representations nor a Tax Claim shall be subject to the Indemnity Deductible. The Parties acknowledge and agree that it is the intent of the Parties that Seller’s obligations set forth in Section 16(a)(i)(A) and Section 16(a)(ii) shall cover and include that portion of the Damages in excess of the Indemnity Deductible only. Notwithstanding anything to the contrary, Buyer’s right to indemnification from Seller pursuant to Section 16(a)(i)(A) and Section 16(a)(ii) shall be limited to and shall not exceed fifteen percent (15%) of the Adjusted Purchase Price, provided, however, that neither a breach by Seller of Seller’s Fundamental Representations or a Tax Claim shall be subject to the monetary limitation contained in this Section 16(d). The monetary limitations in this Section 16(d) shall not apply to any Claims by Buyer arising from Seller’s intentional fraud with respect to any matter. Notwithstanding any other provision hereof, in no event shall any Party be entitled to duplicate compensation with respect to any Claim, Title Defect, Environmental Defect, Damages or breach of representation, warranty or covenant asserted under any provision of this Agreement, even though such Claim, Title Defect, Environmental Defect, Damages or breach may be addressed by more than one provision of this Agreement. Further, Buyer shall not have any right of indemnification by Seller under this Section 16, and Seller shall not have any obligation of indemnification of Buyer under this Section 16 for the Permitted Encumbrances, Title Defects or Environmental Defects.

(e)                                  Time Limitation.  Except for a claim by Buyer arising out of a breach by Seller of Seller’s Fundamental Representations (which Claims shall expire only as provided in the applicable statute of limitations) or a Tax Claim (which shall expire upon the expiration of the applicable statute of limitations to which such Tax relates, plus thirty (30) days), the following shall terminate and be of no further force or effect after the six (6) month anniversary of the Closing: (i) Seller’s representations and warranties contained herein and (ii) Seller’s obligation to indemnify Buyer pursuant to Section 16(a)(ii). Notwithstanding the foregoing, any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered written notice to Seller on or before the termination dates noted, the indemnification obligations under this Section 16 shall remain in full force and effect until the final resolution of such Claims. The covenants, obligations and agreements of Seller and Buyer in this Agreement that are required to be performed on or prior to Closing shall, in each case, survive the Closing until the 6 month anniversary of the Closing and covenants to be performed after Closing shall survive until fully performed in accordance with their terms. The intended effect of termination of Seller’s representations, warranties, covenants, agreements and indemnities is to irrevocably bar, from and after the date of the applicable termination, any Claim arising out of or related to the alleged inaccuracy of the representation or the alleged breach of the warranty, covenant or agreement, or any obligation with respect to the applicable indemnity.

(f)                                   Indemnification Actions.  To make a claim for indemnification under this Section 16, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 16, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim.

(g)                                  Materiality.  Notwithstanding anything herein or in any transaction document to the contrary, the obligations and rights of the Parties hereunder, and the liabilities for which any Indemnifying Party is obligated to indemnify or any Indemnified Party is entitled to indemnity under this Section 16 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect set forth in any representation or warranty.

(h)                                 Express Negligence.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS, THE RETENTION OF THE RETAINED LIABILITIES AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(i)                                     Exclusive Remedy.  If the Closing occurs, the sole and exclusive remedy of Buyer and Seller with respect to this Agreement, and the transactions contemplated hereby, shall be pursuant to the indemnification provisions of this Section 16 and the special warranty of title in the Assignment only. Any and all Claims for the breach of any representation, warranty, agreement or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 16 and the special warranty of title in the Assignment. Except for the rights and remedies expressly stated in this Agreement (including the indemnification provisions of this Section 16) and the special warranty of title in the Assignment, if the Closing occurs, each Party shall be deemed to have irrevocably disclaimed, waived and released any and all rights and remedies, at law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all Applicable Law.

(j)                                    Indemnity Payments. Any payments made to any Party pursuant to Section 16 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.

17.                               Disclaimers.

(A)                               EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4, SELLER’S CERTIFICATE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY WARRANTY OF MERCHANTABILITY, CONDITION, SAFETY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENT AND THE EXHIBITS AND SCHEDULES HERETO AND THERETO, ALL DESCRIPTIONS OF THE PROPERTIES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER INDEMNITEES HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER INDEMNITEES. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(B)                               EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4, SELLER’S CERTIFICATE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES, THE VALUE OF THE PROPERTIES BASED THEREON, OR THE CONDITION OR STATE OF REPAIR OF THE PROPERTIES. THIS DISCLAIMER EXTENDS TO ANY REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND/OR SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM THE PRODUCTION FROM THE PROPERTIES, IT BEING ACKNOWLEDGED AND AGREED THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. ALSO, BUYER ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ESTIMATES ONLY OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(C)                               SELLER AND BUYER HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY APPLICABLE LAW. BUYER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER ALL APPLICABLE LAW WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (I) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (II) BUYER IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (III) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER.

(D)                               NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ALL CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST SALES, USE, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PARTY CLAIMS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THE FOREGOING DISCLAIMERS, RELEASES AND WAIVERS SHALL APPLY TO THE SELLER INDEMNITEES AND BUYER INDEMNITEES IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION HEREUNDER OR OTHERWISE.

18.                               Termination and Notices.

(a)                                 Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing: (i) by mutual written agreement of Seller and Buyer; (ii) by Seller, at Seller’s option, if the conditions set forth in Section 11(a), Section 11(e) or 11(g) have not been satisfied by Buyer or waived in writing by Seller by the Outside Termination Date; (iii) by Buyer, at Buyer’s option, if the conditions set forth in Section 11(b), Section 11(f) or Section 11(h) have not been satisfied by Seller or waived in writing by Buyer by the Outside Termination Date; (iv) by either Buyer or Seller, at such Party’s option, if the conditions set forth in Sections 11(c) or 11(d) have not been satisfied or waived in writing by the Parties by the Outside Termination Date; or (v) by either Seller or Buyer, at such Party’s option, if the Closing shall not have occurred on or before June 30, 2017 (the “Outside Termination Date”). A Party shall not have any right to terminate this Agreement pursuant to this Section 18(a) if such Party is at such time in material breach of any provision of this Agreement. If this Agreement is terminated by either Party pursuant to Section 18(a)(i), (iv) or (v), the Escrow Agent shall promptly return the Deposit (and all interest thereon, if any) to Buyer as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.  If this Agreement is terminated pursuant to any provision of this Section 18(a), then, except as provided in Section 18(b) and Section 18(c) and except for the provisions of Schedule 1 and Article 20 (other than Section 20(q)), this Agreement shall forthwith become void and of no further force or effect.

(b)                                 Buyer’s Remedy.  If this Agreement is terminated by Buyer pursuant to Section 18(a)(iii), then, Buyer shall be entitled to, and at its option, either (i) obtain specific performance of this Agreement in lieu of termination and recover all actual, direct damages incurred by Buyer in connection with enforcing such specific performance or (ii) have the Buyer and Seller direct the Escrow Agent to promptly return all funds then in the Escrow Account to Buyer and receive as liquidated damages and not as a penalty an amount equal to Seven Million Dollars ($7,000,000) (which, for the avoidance of doubt, shall be in addition to Buyer’s right to a return of the all funds then in the Escrow Account as provided for above).  In connection with any termination of this Agreement pursuant to Section 18(a) and except as provided in this Section 18(b) and Section 18(c), each Party hereby disclaims, waives and releases any and all Claims against the other Parties arising in connection with or related to such termination. The Parties acknowledge and agree that, as of the time this Agreement was entered into: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages the breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty. Buyer hereby covenants and agrees that Buyer shall not file, and hereby disclaims, waives and releases any right to record in the real property records a copy of this Agreement.

(c)                                  Seller’s Remedy.  If this Agreement is terminated by Seller pursuant to Section 18(a)(ii), then, as Seller’s sole and exclusive remedy and as liquidated damages and not a penalty, the Escrow Agent shall promptly be directed by Buyer and Seller to deliver to Seller an amount equal to all funds then in the Escrow Account. Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination. The Parties acknowledge and agree that, as of the time this Agreement was entered into: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages the breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

19.                               Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by the United States Postal Service, certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by electronic transmission, upon acknowledgment of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service if the transmitting Party obtains proof of delivery), the date shown on the notice of delivery. Notwithstanding the foregoing, if such date of delivery is not a Business Day (or if such date is a Business Day but the time of such delivery is after normal business hours), then the date of delivery shall be deemed to be on the next date that is a Business Day.  If the date specified in this Agreement for taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.  All such notices shall be addressed as follows:

If to Seller:	With a copy to (which shall not constitute notice):

GMT Exploration Company LLC	Lewis, Bess, Williams & Weese P.C.
1560 Broadway, Suite 2000	1801 California Street, Suite 3400
Denver, Colorado 80202	Denver, Colorado 80202
Attention: Philip G. Wood	Attention: Robert G. Lewis, Esq.
Telephone: 303-586-9284	Telephone: (303) 861-2828
Email: pwood@gmtexploration.com	Fax: (303) 861-4017
Email: rlewis@lewisbess.com

If to Buyer:	With a copy to (which shall not constitute notice):

Centennial Resource Production, LLC	Latham & Watkins, LLP
1001 Seventeenth Street, Suite 1800	811 Main Street, Suite 3700
Denver, Colorado 80202	Houston, Texas 77002
Attention: Sean Marshall	Attention: Jeff Munoz
Telephone: 720-739-2108 ext. 836 direct	Telephone: (713) 546-7423
Email: sean.marshall@cdevinc.com	Email: jeff.munoz@lw.com

Any Party may, upon written notice to the other Parties, change the address and Person to whom such communications are thereafter to be directed.

20.                               Miscellaneous.

(a)                                 Exhibits.  All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates; provided, however, to the extent that a matter is disclosed in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such matter shall be deemed to be disclosed in such other section of this Agreement, whether or not an explicit cross reference appears.

(b)                                 Integration.  This Agreement, and the exhibits and schedules hereto,  including Schedule 1 — Definitions and the transaction documents contemplated hereunder constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace all prior negotiations, discussions, representations, understandings and agreements, whether oral or written, relating to such subject matter.

(c)                                  Amendments.  This Agreement may not be altered or amended, nor any rights hereunder waived, except by a written document signed by the Party to be charged with such amendment or waiver.

(d)                                 No Assignment.  A Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement before the Closing without the prior written consent of the other Party, which consent may be withheld, conditioned or delayed in the consenting Party’s sole and absolute discretion. Any attempted assignment in breach of this provision shall be null and void. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement and Applicable Law, and the proposed assignee shall agree to assume, bear and perform all of the obligations of the assignor hereunder.

(e)                                  Binding Effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

(f)                                   Third Parties.  Except for indemnified Persons described in Section 16, this Agreement shall not confer any rights, benefits or remedies to any Person not a Party hereto. The preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought by and administered by a Party to this Agreement.

(g)                                  No Merger.  None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed.

(h)                                 Expenses and Fees.  Each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker or investment banker fees.

(i)                                     Arbitration.  Except for the title, environmental and accounting expert determinations described in Section 7 and Section 13, as applicable, any dispute arising under this Agreement shall be determined by binding arbitration. Arbitration shall be commenced by either Party delivering to the other Party written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute. The Parties shall use their reasonable efforts to agree upon a single arbitrator, who shall be a neutral, disinterested party, who has never been an officer, director, employee or attorney of any of the Parties or any of their Affiliates, who has not less than ten (10) years’ experience in the oil and gas industry, and who has a formal financial, accounting, petroleum engineering or legal education. If the Parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each Party shall each select its own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the two arbitrators so selected shall select a third arbitrator on or before sixty (60) days after receipt of the Arbitration Demand. The arbitration shall take place in Denver, Colorado, and shall be conducted under the complex litigation procedures of the American Arbitration Association. The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before thirty (30) days after the arbitration hearing. The decision of the single arbitrator, if one, or the majority of the arbitrators, if more than one, shall be final, binding and non-appealable. The fees charged by the arbitrators for the arbitration shall be paid one-half by Buyer and one-half by Seller. The arbitrator(s) shall award the prevailing party its reasonable attorneys’ fees, expert witness fees and related out-of-pockets costs incurred with respect to the arbitration.

Notwithstanding anything to the contrary herein, either Party may apply to any court of competent jurisdiction to enforce any arbitration award, specific performance or injunctive relief hereunder.

(j)                                    Governing Law; Venue; Jurisdiction.  Except for real property matters, which shall be governed by the Applicable Law of the State in which the real property is located, this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of Colorado, without regard to any conflicts of laws principles that would cause the application of Law from another jurisdiction. SUBJECT TO THE ARBITRATION PROVISION SET FORTH IN SECTION 20(i), IN THE EVENT A PROCEEDING IN COURT IS NECESSARY TO ENFORCE ANY ARBITRATION AWARD OR OTHER RELIEF HEREUNDER, THE PARTIES AGREE THAT ANY SUCH PROCEEDING ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE BROUGHT ONLY IN DENVER, COLORADO. EACH PARTY WAIVES, DISCLAIMS AND RELEASES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT IN ANY SUCH PROCEEDING, ANY CLAIM OR OBJECTION THAT: (I) SUCH PARTY IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN DENVER, COLORADO; (II) SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND/OR (III) VENUE OF SUCH PROCEEDING IS IMPROPER.

(k)                                 Attorney’s Fees.  In the event of any disputes related to this Agreement, the prevailing Party shall recover its court costs, out-of-pocket costs, expert witness fees and reasonable attorneys’ fees from the opposing Party.

(l)                                     Confidentiality and Public Announcements.  This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller; provided, however, that this Agreement and the terms and provisions thereof may be disclosed (a) to Buyer’s lenders, if any, and its and their advisors and consultants, who shall agree to keep such information confidential and (b) as required by Applicable Law or rules and regulation of any Governmental Authority or stock exchange.  If this Agreement is terminated prior to Closing, following such termination, the Parties agree to keep all terms of this transaction confidential unless otherwise required by Applicable Law or rules and regulation of any Governmental Authority or stock exchange for a period of one year following the date of such termination. Neither Party may make press releases or other public announcements concerning this transaction without the other Party’s prior written approval and agreement to the form of the announcement (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or rules and regulation of any Governmental Agency or stock exchange.  Notwithstanding anything to the contrary in this Section 20(l) or elsewhere in this Agreement, either Party may disclose the terms of this Agreement, including the Purchase Price and status of Closing, to its Affiliates and their respective limited partners or other owners who shall be required to keep such information confidential except as otherwise required by Applicable Law or rules and regulation of any Governmental Authority or stock exchange.

(m)                      Conflict of Interest; Attorney-Client Privilege. Buyer (on behalf of itself and its Affiliates) agrees that, following the Closing, Lewis, Bess, Williams & Weese P.C. (“Lewis Bess”) may serve as counsel to Seller in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation of Seller by Lewis, Bess prior to the Closing. Buyer hereby: (i) waives any claim it may have that Lewis, Bess, Williams & Weese P.C. has a conflict of interest or is otherwise prohibited from engaging in such representation; and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer and Seller, Lewis, Bess may represent Seller in such dispute even though Lewis, Bess may have represented Seller in a matter substantially related to such dispute. Buyer represents that Buyer’s own attorney has explained and assisted Buyer in evaluating the implications and risks of waiving the right to assert a future conflict against Lewis, Bess, and Buyer’s consent with respect to this waiver is fully informed. Buyer and Seller further agree that, as to all communications among Lewis, Bess and Seller and/or each of its Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer. In addition, all of the client files and records in the possession of Lewis, Bess related to this Agreement and the transactions contemplated hereby will continue to be property of, and be controlled by, Seller, and Buyer will not have any access to them.

(n)                                 Interpretation.  For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer and Seller, and their respective counsel; (ii) Buyer and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

(o)                                 Construction.  The headings of the articles and sections of this Agreement and any listing of its contents shall not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Applicable Law or agreement shall mean such Applicable Law or agreement as it may be amended from time to time.

(p)                                 Timing.  The Parties hereby acknowledge and agree that time is of the essence of this Agreement.

(q)                                 Further Assurances.  Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(r)                                    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.  In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” file were an original thereof.

[signature page follows]

EXECUTED on the date first written above, to be effective for all purposes as of the Effective Time.

SELLER:		BUYER:

GMT EXPLORATION COMPANY LLC		CENTENNIAL RESOURCE PRODUCTION, LLC

By:	/s/ Philip G. Wood	By:	/s/ Sean R. Smith
Name:	Philip G. Wood	Name:	Sean R. Smith
Title:	Vice President Land	Title:	Vice President and Chief Operating Officer

Schedule 1 - Definitions

“Accounting Arbitrator” has the meaning set forth in Section 13.

“Adjusted Purchase Price” has the meaning set forth in Section 3.

“Advance Delay Rentals” means any bonus payments, deferred bonus payments, option payments, delay rentals or other similar payments that operate as consideration for or to extend the Primary Term of any Lease.

“Affiliate” means any individual, group, partnership, corporation, trust or other entity which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by an individual, group, partnership, corporation, trust or other entity which directly or indirectly controls such Party, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of an individual, group, partnership, corporation, trust or other entity.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” and “Allocated Values” means the values allocated among various portions of the Properties in Schedule 3(d).

“Applicable Contracts” means all Contracts to which Seller is a party or by which any of the Properties are bound and that will be binding on Buyer or any of the Properties after the Closing including: farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements; saltwater disposal agreements; facilities or equipment leases; letters of objection; production handling agreements; and other similar Contracts, but excluding any: (i) master service agreements, (ii) the Leases, and (iii) Contracts relating solely to the Excluded Properties.

“Applicable Law” means any and all applicable laws, statutes, rules, regulations, orders, judgments, writs, injunctions or decrees of any applicable Governmental Authority.

“Arbitration Demand” has the meaning set forth in Section 20(i).

“Assignment” means the assignment attached as Exhibit E hereto.

“Assumed Liabilities” has the meaning set forth in Section 1(c).

“Burdens” means all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Properties are subject.

“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Auditor” has the meaning set forth in Section 6(c).

“Buyer’s Certificate” means the certificate delivered by Buyer pursuant to Section 11(e).

“Buyer Indemnitees” has the meaning set forth in Section 16(a).

“Buyer’s Notice Date” has the meaning set forth in Section 7(c).

“Casualty Event” has the meaning set forth in Section 9(a).

“Casualty Loss” has the meaning set forth in Section 9(a).

“Casualty Threshold” means Twenty Five Thousand Dollars (US $25,000).

“Claim Notice” has the meaning set forth in Section 16(f).

“Claims” means any and all claims, demands, complaints, causes of action, suits, actions and appeals.

“Closing” has the meaning set forth in Section 12.

“Closing Date” has the meaning in Section 12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition of the Properties” has the meaning set forth in Section 1(c).

“Consents” has the meaning set forth in Section 4(j).

“Contract” means any written or oral contract, agreement, lease, mortgage, loan, indenture, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract, franchise, license agreement, purchase order, binding bid, commitment, or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and joint development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements, acreage contribution agreements, operating agreements, balancing agreements, unitization agreements, processing agreements, hydrocarbon balancing agreements, hydrocarbon storage agreements, facilities or equipment leases, production handling agreements and other similar contracts.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Properties to Buyer that are customarily obtained after the assignment of properties similar to the Properties.

“Damages” means the amount of any actual liability, loss, cost, expense, recovery, liability, award, settlement, penalty, fine or judgment incurred or suffered by any Indemnified Party arising out of or resulting from an indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants and other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Agreement for, and “Damages” shall not include, loss of profits or other consequential damages suffered by the Indemnified Party, or any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third parties and actually paid by an Indemnified Party pursuant to a Third Party Claim).

“Defect Notice” has the meaning set forth in Section 7(c).

“Deposit” has the meaning set forth in Section 2(b).

“Disclosure Schedule” means the disclosure schedule attached as Schedule 2 hereto.

“Dispute Notice” has the meaning set forth in Section 13.

“Effective Time” has the meaning set forth in Section 3.

“Environmental Consultant” has the meaning set forth in Section 7(k).

“Environmental Deductible” means one percent (1%) of the unadjusted Purchase Price.

“Environmental Defect” means (a) any contamination or condition including those resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under, from or related to the Land, or the migration or transportation from other lands to the Land, or from the Land to other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which causes any Property (or Seller with respect to such Property) to not be in compliance with any Environmental Law and (b) with respect to any Property (or the operation of any Property), the existence of any environmental pollution, contamination, degradation, damage or injury which is not otherwise authorized by permit or Environmental Law and for which investigative, remedial or corrective action is required under Environmental Law or any common law.

“Environmental Defect Threshold” means Fifty Thousand Dollars ($50,000).

“Environmental Law” means any and all Applicable Laws relating to the protection of health, safety and welfare and the environment, including Applicable Laws relating to the generation, storage, handling, use, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any federal, state and local Law governing the same, similar or related matters.

“Equipment” means the equipment, machinery, tools, tangible personal property, facilities,

improvements, flow lines, gathering systems, SCADA equipment, materials, inventory, structures and fixtures located on any of the Lands or any Unit or Surface Right, or used in connection with any of the Leases, Land, Surface Rights, Units or the Wells, including all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, motors, pads, pits, cellars, sumps, separators, treaters, compressors, pipelines and other improvements, including but not limited to those items described in Exhibit C hereto.

“Escrow Account” means an escrow account established pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means U.S. Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2(b).

“Exchange Act” has the meaning set forth in Section 6(c).

“Excluded Properties” has the meaning set forth in Section 1(b).

“Execution Date” means the date this Agreement is executed.

“Filings” has the meaning set forth in Section 6(c).

“Final Price” has the meaning set forth in Section 13.

“Final Settlement Statement” has the meaning set forth in Section 13.

“Fundamental Representations” means Seller’s representations or warranties contained in Section 4(a) through (h), inclusive.

“GAAP” means generally accepted accounting principles customarily applied in the oil and gas industry as interpreted as of the date of this Agreement.

“Governmental Authority” means (a) any federal, tribal, state, local, municipal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power and (c) any court or governmental tribunal.

“Guarantees” has the meaning set forth in Section 4(x).

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, hydrocarbons, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM.

“Imbalances” means (i) any marketing imbalance between the quantity of hydrocarbons attributable to the Properties under any contract or Applicable Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such hydrocarbons and the quantity of hydrocarbons attributable to the Properties actually delivered pursuant to the relevant contract or Applicable Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility and (ii) any imbalance at the wellhead between the amount of hydrocarbons produced from a Well and allocable to such Well and the shares of production from the relevant Well to which Seller or its predecessors in interest are is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Indemnified Party” means the Party having the right to be indemnified, defended and held harmless by the other Party pursuant to Section 16.

“Indemnifying Party” means the Party having an obligation to indemnify, defend and hold harmless the other Party pursuant to Section 16.

“Indemnity Deductible” means one percent (1%) of the unadjusted Purchase Price.

“Knowledge” means: (i) with respect to Seller, the information actually known by the following persons only, following reasonable inquiry of employees of Seller with supervisory responsibility for the matters at issue that directly report to such persons, or such information of which such person has received written notice: William D. Lancaster, Guy K. Bradfield and Philip G. Wood; (ii) with respect to Buyer, the information actually known by the following persons only, following reasonable inquiry of employees of Buyer with supervisory responsibility for the matters at issue that directly report to such persons, or such information of which such person has received written notice: Sean R. Smith, Davis O’Connor and George S. Glyphis.

“Land” means the land covered by the Leases described in Exhibit A hereto.

“Leases” means all of Seller’s oil, gas and mineral leases in Lea and Chaves Counties, New Mexico including those described in Exhibit A hereto together with all of Seller’s right, title and interest in and to any (i) sublease or other leasehold, working, operating, operating-rights, royalties, overriding royalties, production payments, mineral fee, carried, options, net revenue, net profit, force-pooled, non-consent and reversionary interests and any other rights to hydrocarbons in place (but excluding, for purposes of clarity, overriding royalties owned by GMT New Mexico Royalty Company LLC, a Delaware limited liability company, as of the date of execution of this Agreement), (ii) any and all other rights, titles and interests of Seller in and to the Lands and (iii) interests arising by operation of law or in connection with the pooling, unitization, or communitization of any of the Leases or any portion of the Land.

“Material Adverse Effect” means event(s) or circumstance(s) that, in the aggregate, are material and adverse to: (i) the ownership or operation of the Properties, taken as a whole, and as currently operated as of the Execution Date; or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the performance of its obligations hereunder, provided, however, that, whether individually or in the aggregate, the following shall not constitute a Material Adverse Effect: (i) general political, economic or market conditions (or changes therein); (ii) changes in Applicable Law; (iii) changes in down hole conditions; (iv)

naturally occurring or manmade seismic activity; and/or (v) Casualty Events.

“Material Contracts” has the meaning set forth in Section 4(k)(i).

“Net Mineral Acres” means, on a lease by lease basis, as to each parcel or tract of Land covered by a Lease, the product of (i) the number of acres of land contained in such parcel or tract (i.e. gross acres) multiplied by (ii) the lessor’s undivided interest in and to the oil and gas mineral estate in and under the Lands covered by such parcel or tract multiplied by (iii) Seller’s undivided interest in such Lease (provided, however, if items (ii) and (iii) of this definition vary as to different areas within any tracts or parcels burdened by such Leases, a separate calculation shall be performed with respect to each such area), in each instance, as set forth on Exhibit A for each such Lease or separate area within a given Lease.

“Net Revenue Interest” means (i) with respect to a Lease, Seller’s interest in oil, gas and other minerals produced, saved and sold from the Land covered by such Lease, after giving effect to all Burdens, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom; or (ii) with respect to a Well, Seller’s interest in oil, gas and other minerals produced, saved and sold from such Well, after giving effect to all Burdens, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Worth” means the total assets of Seller less the total liabilities of Seller, as such amounts would be reflected in a balance sheet of Seller prepared in accordance with GAAP.

“NORM” means Naturally Occurring Radioactive Material.

“Outside Termination Date” has the meaning set forth in Section 18(a).

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Encumbrances” means any of the following:

(a)          The terms and conditions of this Agreement, the Leases, the Applicable Contracts, and the Surface Rights, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Exhibit A or Exhibit B hereto; (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Exhibit A or Exhibit B hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); or (C) diminish the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A;

(b)          Royalties, overriding royalties (including overriding royalties owned by GMT New Mexico Royalty Company LLC, a Delaware limited liability company, as of the date of execution of this Agreement), other Burdens, and reversionary and similar interests burdening the Properties, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Exhibit A or Exhibit B hereto; (B) increase the Working Interest of Seller in any of the Properties to greater than the Working

Interest set forth in Exhibit A or Exhibit B hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); or (C) diminish the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A;

(c)           All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if such are routinely obtained subsequent to the sale or conveyance;

(d)          Third Party Consents that have been obtained, or will be obtained prior to Closing, from the appropriate parties;

(e)           Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that (in each case) such easements, rights-of-way, servitudes, permits, surface leases and other rights do not materially affect or impair the ownership, use or operation of any Property but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Exhibit A or Exhibit B hereto; (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Exhibit A or Exhibit B hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); or (C) diminish the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A;

(f)            The lack or restriction of surface access to the Lands covered by any of the Leases to the extent that such lack or restriction of surface access does not materially affect or impair the ownership, use or operation of any Property but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Exhibit A or Exhibit B hereto; (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Exhibit A or Exhibit B hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); or (C) diminish the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A;

(g)           To the extent not currently triggered, conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(h)          All rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in accordance with Applicable Law

(i)              Liens arising under operating agreements, unitization and pooling agreements and sales contracts securing amounts not yet due;

(j)             Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent;

(k)          Mortgages, deeds of trust, security agreements, security interests, pledges, liens and financing statements burdening the lessor’s interest covered by any of the Leases, which,

if not subordinated to the rights of Seller, are not currently subject to a foreclosure action or other enforcement proceedings by the holder of such Encumbrance;

(l)              Any real property taxes not yet due;

(m)      Any tax sale in the chain of title to the oil and gas estate covered by any of the Leases;

(n)          The lack of any probate or deed of distribution therefrom in the chain of title to a lessor’s interest covered by any of the Leases; provided that they have been outstanding for 10 years or more and there is no written Claim by a Third Party of superior title to the relevant Property;

(o)          The lack of a release of any prior oil and gas lease that has actually expired pursuant to its terms covering any portion of the Lands;

(p)          Liens, defects, burdens or irregularities which are (i) based solely on a lack of information in Seller’s files, or (ii) based solely on references to an unrecorded document to which neither Seller nor any of its Affiliates is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;

(q)          Any question as to the lack of a survey to the extent such survey is not required by Applicable Law;

(r)             Any failure to recite marital status in a document in the chain of title unless Buyer provides evidence that such failure results in another Person’s superior title to the relevant Property;

(s)            The lack of corporate or other entity authorization regarding the authority of any entity to take action, unless such lack of corporate or other entity authorization has resulted in a Claim by a Third Party of superior title to the applicable Property;

(t)             Any change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Closing;

(u)          The lack of filing of any state or federal Leases or any assignments of interests in such Leases in any applicable county records; provided that such Leases have been appropriately filed of record with the applicable Governmental Authority;

(v)          All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties customarily accepted by a reasonably prudent and sophisticated purchaser of oil and gas leases in the area where the Leases are located and which such purchaser would customarily waive or seek to cure after acquiring the Lease, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Exhibit A or Exhibit B hereto; (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Exhibit A or Exhibit B hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); or (C) diminish the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A;

(w)        Any Title Defects Buyer has expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 7.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“Post-Closing Date” shall mean ninety (90) days after the Closing Date.

“Preferential Purchase Right” has the meaning set forth in Section 4(j).

“Preliminary Settlement Statement” has the meaning set forth in Section 12(a).

“Primary Term” means, with respect to a Lease, the fixed period of time specified in the habendum clause of such Lease during which the Lease can be kept alive by the payment of rentals (including Advance Delay Rentals) even though there is no production in paying quantities by virtue of drilling operations or other operations as provided in such Lease.

“Production” means the oil, gas, condensate and other hydrocarbon production, and other substances produced in conjunction therewith, produced from the Land covered by the Leases, or attributable thereto, or to lands pooled, unitized or communitized therewith.

“Production Taxes” means the ad valorem, severance, production, sales, use, property, conservation or other taxes based upon or measured by the ownership or operation of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Sales Taxes.

“Property” and “Properties” have the meanings set forth in Section 1(a).

“Property Claims” means to the extent assignable, all right, title and interest of Seller in and to all rights, claims and causes of action to the extent associated with the Properties and (i) that relate to the period from and after the Effective Time or (ii) relate to any of the Assumed Liabilities; provided that, at Buyer’s request, Seller shall use its commercially reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s sole cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable (without any obligation of Seller to incur any liabilities or pay any money or tender any other consideration).

“Property Costs” means the amount of all non-reimbursed costs and expenses paid by Seller that are incurred in the ordinary course and attributable to the ownership, exploration, development and operation of the Properties after the Effective Time, including all authorizations for expenditure, joint interest billings, lease operating expenses, lease rentals, lease extension payments, shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, completing expenses, equipping expenses, work-over expenses, water disposal, geological, geophysical, exploration or development expenditures, and direct and overhead costs paid by Seller to a Third Party operator of the Properties, but excluding, for the avoidance of doubt, Production Taxes.  Notwithstanding the foregoing, the Property Costs do not include any costs related to the cure or remediation of any Title Defects, Environmental Defects, Casualty Losses or Casualty Events or the breach of any of Seller’s representations, warranties or covenants contained in this Agreement.

“Purchase Price” has the meaning set forth in Section 2(a).

“Records” means all of Seller’s files and records primarily related to the Leases, the Land, the Wells, the Units, the Equipment, the Production, the Surface Rights and the Applicable Contracts, including: (A) title abstracts, title opinions, ownership reports, leases, assignments, contracts, rights of way, surveys, maps, plats and related correspondence; (B) well files, logs, and operations, engineering and maintenance records; (C) joint interest billing, lease operating expense, division of interest and accounting records; (D) the Production Taxes; and (E) all seismic, geological and geophysical data and information (but only to the extent not subject to un-Affiliated third party contractual restrictions on disclosure or transfer, following Seller’s commercially reasonable efforts to obtain waivers thereof); but, in all cases, specifically excluding the records and files related to the Excluded Properties described in Section 1(b).

“Records Period” has the meaning set forth in Section 6(c).

“Remediation” shall mean, with respect to an individual Environmental Defect, the implementation and completion of any and all response, investigation, monitoring, remedial, removal, response, construction, closure, disposal, testing, integrity testing or other corrective actions required or allowed under Environmental Laws that completely addresses and resolves (for use in the same manner as being currently used) the identified Environmental Defect in its entirety.

“Remediation Value” means, with respect to an individual Environmental Defect, (i) the present value as of the Closing Date of the cost (net to Seller’s interest) of the Remediation of such Environmental Defect, plus (ii) the cash amounts necessary to satisfy any monetary fines, penalties or sanctions actually imposed or assessed on Buyer or Seller as a result of such Environmental Condition in connection with the ownership, operation or use of the Properties during Seller’s ownership thereof.

“Retained Liabilities” means the following obligations and liabilities, known or unknown, arising from, based upon or associated with the Properties:

(i)                                     the payment, underpayment or nonpayment of royalties, overriding royalties, production payments, net profits payments, amounts owed to co-working interest owners, escheat obligations or other payments (other than any Suspense Amounts for which Buyer received a reduction in the Purchase Price at Closing) directly related to the production of hydrocarbons from the Properties or the proper accounting or payment to parties for their interests in each, to the extent relating to the period of time prior to the Effective Time;

(ii)                                  any liability of Seller, or otherwise imposed on the Properties, in respect of any Tax, including without limitation, any liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Production Taxes to the extent specifically allocated to Buyer pursuant to Section 3 or any Sales Taxes;

(iii)                               all obligations of Seller or its Affiliates relating to the employment or service of any individuals by Seller or its Affiliates or the termination of employment or service of any individuals by Seller or its Affiliates, including all obligations and liabilities owed to any employees of Seller or its Affiliates arising under any employee benefit or welfare plan maintained by Seller or its Affiliates;

(iv)                              any contamination or condition that is the result of disposal or transportation by Seller or its Affiliates of any Hazardous Substances attributable to its ownership or operation of the Property to any commercial disposal facility not on the Property or lands pooled or unitized therewith and attributable to the period of time prior to the Effective Time;

(v)                                 except with respect to Environmental Laws and Environmental Defects (other than the matters expressly set forth in Section 4(p) of the Disclosure Schedule), any civil fines or penalties imposed on Seller or its Affiliates to the extent relating to any pre-Closing violation of law by Seller or any of its Affiliates;

(vi)                              criminal sanctions imposed on Seller or its Affiliates;

(vii)                           any personal injury or death related to Seller’s ownership or operation of the Properties, occurring on or attributable to the Properties and arising prior to the Closing Date;

(viii)                        any matters set forth on Section 4(n) of the Disclosure Schedule and any matters that would have been set forth on such Schedule but for Seller’s breach of Section 4(n);

(ix)                              Seller’s or its Affiliates’ gross negligence or willful misconduct in connection with the use or operation of the Properties by Seller or its Affiliates (as applicable) through the Closing Date;

(x)                                 Property Costs attributable to periods prior to the Effective Time; and

(i)                                     any Claims or Damages related to the Excluded Properties.

“Sales Tax” has the meaning set forth in Section 14(a).

“Scheduled Closing Date” has the meaning set forth in Section 12.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Law” means all applicable federal and state securities laws, including the Securities Act.

“Seller” has the meaning set forth in the preamble.

“Seller’s Certificate” means the certificate delivered by Seller pursuant to Section 11(f).

“Seller Indemnitees” has the meaning set forth in Section 16(b).

“Seller Taxes” means any Liability of Seller, or otherwise imposed on the Properties in respect of any Tax, including without limitation any Liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Production Taxes to the extent specifically allocated to Buyer pursuant to Section 3(f).

“Seller’s Response Date” has the meaning set forth in Section 7(d).

“Supplement” has the meaning set forth in Section 6(b).

“Surface Rights” means the easements, rights-of-way, permits, leases, licenses, servitudes, access agreements, surface leases, surface use agreements, surface fee tracts, water rights, fee surface interests or other similar interests applicable to or used in connection with the Leases, the Lands, the Wells, the Units or the Equipment, including those described in Exhibit D hereto.

“Suspense Amounts” means all amounts held in suspense by Seller that are attributable to production from the Properties, as set forth in a schedule to be delivered to Buyer with the Preliminary Settlement Statement (including suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership with respect to the Properties).

“Tax Allocation” has the meaning set forth in Section 3(e).

“Tax Claim” means a Claim (i) pursuant to Section 16(a)(i) for a breach of the representations and warranties contained in Section 4(e) and Section 4(h), (ii) pursuant to Section 16(a)(iii) for a breach of the covenants and agreements contained in Section 3(e) and 3(f), and (iii) for Seller Taxes.

“Tax Return” means all returns, declarations, claims for refunds, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other charge in the nature of tax imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing that arises by reason of a contract, assumption or transferee or successor liability.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” means a Claim directly or indirectly against one of the Parties by a Third Party.

“Title Benefit” means the aggregate beneficial or record title of Seller which, as of the Closing Date: (a) entitles Seller to receive an aggregate Net Revenue Interest (i) in the case of any Well, greater than the Net Revenue Interest shown in Exhibit B for such Well (unless Seller’s Working Interest therein is increased in the same or greater proportion) and (ii) in the case of any Lease, greater than the Net Revenue Interest shown on Exhibit A for such Lease (unless Seller’s Working Interest therein is increased in the same or greater proportion); or (b) entitles Seller to an aggregate number of Net Mineral Acres in excess of the amount set forth in Exhibit A.

“Title Benefit Amount” means an amount equal to the increase in the Allocated Value for the Property affected by a Title Benefit, determined: (a) by agreement of the Parties; or (b) by taking into account the Allocated Value of the affected Property, the portion of the affected Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the affected Property, the values placed on the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation of the increase in the Allocated Value for the Property affected by a Title Benefit.

“Title Consultant” has the meaning set forth in Section 7(j).

“Title Cure Period” means the period beginning on the Buyer’s Notice Date and ending on the date that occurs ninety (90) days after Closing.

“Title Deductible” means one percent (1%) of the unadjusted Purchase Price.

“Title Defect” means, (i) with respect to Seller’s record and beneficial title in any of the Properties, on a property by property basis, any lien, charge, encumbrance, irregularity or defect or deficiency of title, excluding the Permitted Encumbrances, that: (A) during any portion of the productive life of any Property increases the Working Interest of Seller in any of the Properties to greater than the Working Interest attributable to Seller set forth on Exhibit A or Exhibit B (unless Seller’s Net Revenue Interest therein is increased in the same proportion); (B) during any portion of the productive life of any Property diminishes the Net Revenue Interest of Seller in any of such Properties to less than the Net Revenue Interest attributable to Seller set forth on Exhibit A or Exhibit B; (C) diminishes the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A attributable to Seller; or (D) results in a pledge, security interest, burden, lien or encumbrance of any kind upon a Lease or any of the Properties; (ii) with respect to any of the Leases, the failure of a Lease that is not currently held by production to have a Primary Term that does not expire on or before December 31, 2017 if all rental payments required thereunder are fully and timely paid; and (iii) any Applicable Contract that is (A) an indenture, mortgage, loan, credit or sale-leaseback, pledge, guaranty of any obligation, bonds, letters of credit or similar financial Contract; or (B) a purchase and sale agreement, farmout agreement, participation agreement, exploration agreement, seismic agreement or geophysical acquisition or interpretation, development agreement, joint operating agreement, partnership agreement (other than Tax partnerships), unit, pooling or communitization agreement, joint venture agreement or similar Contract.

“Title Defect Threshold” means Twenty-Five Thousand Dollars ($25,000).

“Title Defect Value” has the meaning set forth in Section 7(f).

“Units” means any unit or pooled area in which any portion of the Leases, Lands and/or Wells are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases, Lands and/or Wells, including all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental entity.

“Wells” means all oil and gas, water source, water injection or other injection or disposal wells described in Exhibit B hereto or located on the Land or within a Unit.

“Withdrawn Properties” means: (i) the Properties affected by Title Defects, Environmental Defects, Casualty Events and the exercise of any Preferential Purchase Rights hereunder, which are withdrawn from the purchase and sale under this Agreement by Seller; (ii) the Properties affected by Environmental Defects that are not remediated or resolved to Buyer’s reasonable satisfaction before Closing, which are withdrawn from the purchase and sale under this Agreement by Buyer and (iii) any other Properties deemed Withdrawn Properties hereunder.

“Working Interest” means: (i) with respect to an individual Lease, Seller’s interest in and to the leasehold estate created by such Lease, insofar as such leasehold interest is burdened by the obligation to bear and pay costs, without regard to any Burdens on production; or (ii) with respect to a Well, Seller’s interest in and to the Well, insofar as Seller is burdened by the obligation to bear and pay costs, without regard to any Burdens on production.